AMENDMENT NO. 3 TO
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 3 TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of October 30, 2013, by and among VICTOR TECHNOLOGIES GROUP, INC., a Delaware corporation (formerly known as THERMADYNE HOLDINGS CORPORATION) (successor by merger to RAZOR MERGER SUB INC.) (“Victor Technologies”), VICTOR TECHNOLOGIES INTERNATIONAL INC., a Delaware corporation (formerly known as THERMADYNE INDUSTRIES, INC.) (“VT International”), VICTOR EQUIPMENT COMPANY, a Delaware corporation (“Victor Equipment”), VICTOR TECHNOLOGIES FOREIGN INVESTMENTS CORP., a Delaware corporation (formerly known as THERMADYNE INTERNATIONAL CORP.) (“VT Foreign Investments”), THERMAL DYNAMICS CORPORATION, a Delaware corporation (“Dynamics”) and STOODY COMPANY, a Delaware corporation (“Stoody”, and, together with Victor Technologies, VT International, Victor Equipment, VT Foreign Investments, and Dynamics, collectively the “Borrowers” and each, individually, a “Borrower”), the other Persons signatory hereto as Credit Parties, General Electric Capital Corporation, a Delaware corporation (the “Agent”), and the Persons signatory hereto as Lenders. Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Credit Agreement.

RECITALS

WHEREAS, the Borrowers, Victor Technologies as the Borrower Representative, the other Credit Parties, the Agent and the Lenders have entered into that certain Fourth Amended and Restated Credit Agreement dated as of December 3, 2010 (as further amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, Victor Technologies acquired Visotek, Inc., a Michigan corporation (“Visotek”), in an Acquisition that became effective in July of 2013 for aggregate Acquisition Consideration of less than $1,500,000 (the “Visotek Acquisition”);
WHEREAS, the Agent has now requested pursuant to Section 4.13 that the Credit Parties deliver certain joinder documentation relating to the Visotek Acquisition and the Credit Parties have agreed to do so;
WHEREAS, the Borrowers and the other Credit Parties have requested that the Agent and the Lenders consent to the acquisition of all outstanding stock of Gas Arc Group Ltd., a company existing under the laws of England and Wales with company registration number 01569200 (the “Gas Arc Acquisition”);
WHEREAS, the Agent and the Lenders party hereto have agreed to amend certain provisions of the Credit Agreement, including in order to permit the Gas Arc Acquisition on the terms and conditions set forth herein; and

WHEREAS, the Agent and the Lenders party hereto have agreed to amend the Credit Agreement on the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:
1.    Amendments to Credit Agreement. The Credit Agreement (other than the exhibits and schedules thereto) is hereby amended and restated in a manner such that the Credit Agreement in its entirety shall read as set forth in Exhibit 1 hereto.
2.    Representations and Warranties of Credit Parties. The Credit Parties represent and warrant that:
(a)    the execution, delivery and performance by the Credit Parties of this Amendment have been duly authorized by all necessary corporate action required on its part and this Amendment is a legal, valid and binding obligation of the Credit Parties enforceable against the Credit Parties in accordance with its terms except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and
(b)    after giving effect to this Amendment, each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date.
3.    Conditions To Effectiveness. This Amendment shall be effective upon:
(a)    the execution and delivery of this Amendment by the Credit Parties, the Agent, the Required Lenders, and any Secured Swap Providers;
(b)    payment by the Credit Parties to the Agent, for the ratable benefit of each Lender party to this Amendment, of a fee in an amount equal to $90,000; and
(c)    Delivery of the following to Agent with respect to the Visotek Acquisition:
(1) Secretary’s Certificate of Visotek with the following attached: (A) Articles of Incorporation of Visotek, with all amendments thereto, certified by the Secretary of State of Michigan; (B) By-Laws of Visotek, (C) board resolutions of Visotek authorizing guaranty of the Obligations and grant of Liens and execution and delivery of a joinder agreement to the Credit Agreement and Guaranty and Security Agreement and (D) incumbency of officers; and

(2) an executed joinder agreements by Visotek joining Visotek as a party to the Guaranty and Security Agreement, including any supplemental schedules required thereby;
(d)    Prompt delivery of the following to U.S. Bank National Association, in its capacity as Collateral Trustee, with respect to the Visotek Acquisition:
(1) all share certificates issued by Visotek and held by Victor Equipment, as well as corresponding blank stock powers for each share certificate; and
(2) a pledge supplement executed by Victor Equipment with respect to the pledge of Visotek stock.
4.    Reference To and Effect Upon The Credit Agreement.
(a)    The Credit Agreement and the other Loan Documents shall remain in full force and effect, as amended hereby, and are hereby ratified and confirmed.
(b)    The execution, delivery and effectiveness of this Amendment shall not (i) operate as a waiver or otherwise prejudice any right, power or remedy that the Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document or (ii) constitute a waiver of any provision of the Credit Agreement or any Loan Document, except as specifically set forth herein. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “herein”, “hereof” and words of like import and each reference in the Credit Agreement and the Loan Documents to the Credit Agreement shall mean the Credit Agreement as amended hereby. This Amendment shall be construed in connection with and as part of the Credit Agreement.
5.    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.
6.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.
7.    Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.
8.    Reaffirmation of Guaranties. The Credit Parties signatory hereto hereby reaffirm their Guaranties of the Obligations, taking into account the provisions of this Amendment.
[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

GENERAL ELECTRIC CAPITAL
CORPORATION,
as the Agent and a Lender

By:     /s/ Sabina Lin
Duly Authorized Signatory

Signature Page to Amendment No. 3 to Fourth Amended and Restated Credit Agreement

CREDIT PARTIES:

VICTOR TECHNOLOGIES INTERNATIONAL INC.

By:     /s/ Jeffrey S. Kulka
Name: Jeff Kulka
Title: Executive Vice President and Chief Financial Officer

THERMAL DYNAMICS CORPORATION

By:     /s/ Jeffrey S. Kulka
Name: Jeff Kulka
Title: Executive Vice President and Chief Financial Officer

VICTOR EQUIPMENT COMPANY
By:     /s/ Jeffrey S. Kulka
Name: Jeff Kulka
Title: Executive Vice President and Chief Financial Officer

STOODY COMPANY

By:     /s/ Jeffrey S. Kulka
Name: Jeff Kulka
Title: Executive Vice President and Chief Financial Officer

VICTOR TECHNOLOGIES FOREIGN INVESTMENTS CORP.

By:     /s/ Jeffrey S. Kulka
Name: Jeff Kulka
Title: Executive Vice President and Chief Financial Officer

Signature Page to Amendment No. 3 to Fourth Amended and Restated Credit Agreement

VICTOR TECHNOLOGIES GROUP, INC.

By:     /s/ Jeffrey S. Kulka
Name: Jeff Kulka
Title: Executive Vice President and Chief Financial Officer

VICTOR TECHNOLOGIES HOLDINGS, INC.

By:     /s/ Jeffrey S. Kulka
Name: Jeff Kulka
Title: Executive Vice President and Chief Financial Officer

VICTOR TECHNOLOGIES AUSTRALIA PTY                         LTD.

By:     /s/ Jeffrey S. Kulka
Name:
Title:

CIGWELD PTY LTD.

By:     /s/ Jeffrey S. Kulka
Name:
Title:

Signature Page to Amendment No. 3 to Fourth Amended and Restated Credit Agreement

Exhibit 1

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of December 3, 2010

by and among

RAZOR MERGER SUB INC.,
VICTOR TECHNOLOGIES GROUP, INC.,
VICTOR TECHNOLOGIES INTERNATIONAL INC.,
VICTOR EQUIPMENT COMPANY,
VICTOR TECHNOLOGIES FOREIGN INVESTMENTS CORP.,
THERMAL DYNAMICS CORPORATION
and
STOODY COMPANY,
as the Borrowers,

VICTOR TECHNOLOGIES GROUP, INC.,
as the Borrower Representative

THE OTHER PERSONS PARTY HERETO THAT ARE
DESIGNATED AS CREDIT PARTIES,

GENERAL ELECTRIC CAPITAL CORPORATION,
for itself, as a Lender and Swingline Lender and as Agent for all Lenders,

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders

AS AMENDED, MODIFIED AND SUPPLEMENTED THROUGH OCTOBER 30, 2013

****************************************

GE CAPITAL MARKETS, INC.,
as Sole Lead Arranger and Bookrunner

SCHEDULES
Schedule 1.1(a)    Revolving Loan Commitments
Schedule 1.1(b)    Existing Letters of Credit
Schedule 3.5    Litigation
Schedule 3.7    ERISA
Schedule 3.8    Effective Date Sources and Uses; Funds Flow Memorandum
Schedule 3.9    Ownership of Property; Liens
Schedule 3.10    Taxes
Schedule 3.11(a)    Historical Financial Statements
Schedule 3.11(b)    Pro Forma Financial Statements
Schedule 3.12    Environmental
Schedule 3.15    Labor Relations
Schedule 3.16    Intellectual Property
Schedule 3.18    Insurance
Schedule 3.19    Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.20    Jurisdiction of Organization; Chief Executive Office
Schedule 3.21    Locations of Inventory, Equipment and Books and Records
Schedule 3.22    Deposit Accounts and Other Accounts
Schedule 3.23    Government Contracts
Schedule 3.25    Bonding; Licenses
Schedule 4.13    Further Assurances
Schedule 5.1    Liens
Schedule 5.4    Investments
Schedule 5.5    Indebtedness
Schedule 5.6    Transactions with Affiliates

EXHIBITS
Exhibit 1.1(b)    Form of L/C Request
Exhibit 1.1(c)    Form of Swing Loan Request
Exhibit 1.5(d)    Notice of Cash Collateral Release
Exhibit 1.6    Form of Notice of Conversion/Continuation
Exhibit 2.1    Closing Checklist
Exhibit 4.2(b)-1    Form of Compliance Certificate
Exhibit 4.2(b)-2    Form of Covenant Certificate
Exhibit 11.1(a)    Form of Assignment
Exhibit 11.1(b)    Form of Borrowing Base Certificate
Exhibit 11.1(c)    Form of Notice of Borrowing
Exhibit 11.1(d)    Form of Revolving Note
Exhibit 11.1(e)    Form of Swingline Note

v

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of December 3, 2010, by and among Razor Merger Sub Inc., a Delaware corporation (“Razor”), Victor Technologies Group, Inc., a Delaware corporation (formerly known as Thermadyne Holdings Corporation) (“Victor Technologies”), Victor Technologies International Inc., a Delaware corporation (formerly known as Thermadyne Industries, Inc.) (“VT International”), Victor Equipment Company, a Delaware corporation (“Victor Equipment”), Victor Technologies Foreign Investments Corp., a Delaware corporation (formerly known as Thermadyne International Corp.) (“VT Foreign Investments”), Thermal Dynamics Corporation, a Delaware corporation (“Dynamics”) and Stoody Company, a Delaware corporation (“Stoody”) (Razor, Victor Technologies, VT International, Victor Equipment, VT Foreign Investments, Dynamics and Stoody are sometimes referred to herein collectively as the “Borrowers” and individually as a “Borrower”), Victor Technologies, as Borrower Representative, the other Persons party hereto that are designated as a “Credit Party”, General Electric Capital Corporation, a Delaware corporation (in its individual capacity, “GE Capital”), as Agent for the several financial institutions from time to time party to this Agreement as lenders (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender (including as Swingline Lender), and such Lenders.
W I T N E S S E T H:
WHEREAS, the Credit Parties and Agent are party to that certain Third Amended and Restated Credit Agreement (the “Existing Credit Agreement”) dated as of June 29, 2007, among the Credit Parties (as defined therein) party thereto, the Lenders (as defined therein) party thereto, and Agent;
WHEREAS, Victor Technologies Holdings, Inc. (formerly known as Thermadyne Technologies Holdings, Inc., formerly known as Razor Holdco Inc.), a Delaware corporation (“Holdings”), will acquire all of the outstanding equity interests of Victor Technologies and its Subsidiaries through the merger of Razor, a newly formed direct wholly-owned Subsidiary of Holdings, with and into Victor Technologies, with Victor Technologies as the surviving corporation in such merger, as a result of which Victor Technologies will become a direct and wholly-owned Subsidiary of Holdings;
WHEREAS, the Borrowers have requested, and the Lenders have agreed to enter into this Fourth Amended and Restated Credit Agreement to continue to make available to the Borrowers, a revolving credit facility (including a letter of credit subfacility) upon and subject to the terms and conditions set forth in this Agreement to (a) fund a portion of the acquisition of Victor Technologies and its Subsidiaries (the “Effective Date Acquisition”) pursuant to the terms of the Purchase Agreement, (b) refinance certain existing indebtedness, (c) provide for working capital, including for capital expenditures and other general corporate purposes of the Borrowers and their Subsidiaries and (d) fund certain fees and expenses associated with the funding of the Loans and consummation of the Effective Date Acquisition;
WHEREAS, the Borrowers, the other Credit Parties, Agent and Lenders desire that the terms of the Existing Credit Agreement be amended and restated in accordance herewith;
WHEREAS, the Borrowers desire to secure all of their Obligations under the Loan Documents by granting to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of their Property;
WHEREAS, Holdings is willing to guaranty all of the Obligations and to pledge to Agent, for the benefit of the Secured Parties, all of the Stock and Stock Equivalents of Razor and substantially all of its other Property to secure the Obligations;
WHEREAS, subject to the terms hereof, each Subsidiary of Holdings that is a Credit Party and that is not a Borrower is willing to guarantee and/or reaffirm its prior guarantee of all of the Obligations of the Borrowers and to grant to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property;
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:
ARTICLE I.
THE CREDITS
1.1    Amounts and Terms of Commitments.
(a)    The Revolving Credit.
(i)    Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Revolving Lender severally and not jointly agrees to make Loans to the Borrowers (each such Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Effective Date through the Final Availability Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1(a) under the heading “Revolving Loan Commitments” (such amount as the same may be reduced or increased from time to time in accordance with this Agreement, being referred to herein as such Lender’s “Revolving Loan Commitment”); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance. Subject to the other terms and conditions hereof, amounts borrowed under this subsection 1.1(a) may be repaid and reborrowed from time to time. The “Maximum Revolving Loan Balance” at any time of determination will be the lesser of:
(x)    the Borrowing Base (as calculated pursuant to the Borrowing Base Certificate) in effect at such time, or
(y)    the Aggregate Revolving Loan Commitment then in effect;
less, in either case, the sum of (x) the aggregate amount of Letter of Credit Obligations at such time plus (y) the principal amount outstanding of Swing Loans at such time.
If at any time the then outstanding principal balance of Revolving Loans exceeds the Maximum Revolving Loan Balance, then the Borrowers shall immediately prepay outstanding Revolving Loans and then cash collateralize outstanding Letters of Credit in an aggregate amount sufficient to eliminate such excess in accordance herewith.
(ii)    The Borrowers shall repay to the Lenders in full on the date specified in clause (a) of the definition of “Revolving Termination Date” the aggregate principal amount of the Revolving Loans and Swing Loans outstanding on the Revolving Termination Date.
(iii)    If the Borrower Representative requests that Revolving Lenders make, or permit to remain outstanding Revolving Loans in excess of the Borrowing Base (any such excess Revolving Loan is herein referred to as an “Overadvance”), Agent may, in its sole discretion, elect to make, or permit to remain outstanding such Overadvance; provided, however, that Agent may not cause Revolving Lenders to make, or permit to remain outstanding, (A) aggregate Revolving Loans in excess of the Aggregate Revolving Loan Commitment less the sum of (x) the aggregate principal amount of outstanding Swing Loans plus (y) the aggregate amount of Letter of Credit Obligations or (B) an Overadvance in an aggregate amount in excess of 10% of the Aggregate Revolving Loan Commitment. If an Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Revolving Lenders shall be bound to make, or permit to remain outstanding, such Overadvance based upon their Commitment Percentage of the Aggregate Revolving Loan Commitment in accordance with the terms of this Agreement, regardless of whether the conditions to lending set forth in Section 2.2 have been met. Furthermore, Required Lenders may prospectively revoke Agent’s ability to make or permit Overadvances by written notice to Agent and the Borrower Representative. All Overadvances shall constitute

Base Rate Loans and shall bear interest at the Base Rate plus the Applicable Margin for Revolving Loans and the default rate under subsection 1.3(c).
(b)    Letters of Credit.
(i)    Conditions. Schedule 1.1(b) sets forth existing Letters of Credit outstanding under the Existing Credit Agreement, each of which shall, on the Effective Date, be deemed to have been issued under this Agreement. On the terms and subject to the conditions contained herein, Borrower Representative may request that one or more L/C Issuers Issue and such L/C Issuers agree to Issue, in accordance with such L/C Issuers’ usual and customary business practices and for the account of the Borrowers, Letters of Credit (denominated in Dollars or such other currency acceptable to the applicable L/C Issuer and the Agent) from time to time on any Business Day during the period from the Effective Date through the earlier of (x) the Final Availability Date and (y) seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that no L/C Issuer shall Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:
(A)    (i) Availability would be less than zero or (ii) the Letter of Credit Obligations for all Letters of Credit would exceed $10,000,000 (the “L/C Sublimit”);
(B)    the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of issuance thereof or (iii) is later than seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each of each Borrower and the L/C Issuer of the applicable Letter of Credit have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor any Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above; or
(C)    (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be issued in a form that is not reasonably acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the applicable Borrower or the Borrower Representative on its behalf, the documents that such L/C Issuer generally uses in the Ordinary Course of Business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

Furthermore, GE Capital as an L/C Issuer may elect only to issue Letters of Credit in its own name and may only issue Letters of Credit to the extent permitted by Requirements of Law, and such Letters of Credit may not be accepted by certain beneficiaries such as insurance companies. For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Agent or the Required Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.
Notwithstanding anything else to the contrary herein, if any Lender is a Non-Funding Lender or Impacted Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) the Non-Funding Lender or Impacted Lender has been replaced in accordance with Section 9.9 or 9.22, (x) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been cash collateralized, or (y) the Revolving Loan Commitments of the other Lenders have been increased by an amount sufficient to satisfy Agent that all future Letter of Credit Obligations will be covered by all Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders, or (z) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other Revolving Lenders in a manner consistent with subsection 1.11(e)(ii).
(ii)    Notice of Issuance. The Borrower Representative shall give the relevant L/C Issuer and Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and Agent not later than 2:00 p.m. (New York time) on the third Business Day prior to the date of such requested Issuance. Such notice shall be made in a writing or Electronic Transmission substantially in the form of Exhibit 1.1(b) duly completed or in a writing in any other form acceptable to such L/C Issuer (an “L/C Request”).
(iii)    Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide Agent, in form and substance satisfactory to Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrowers of any related L/C Reimbursement Obligation, notice thereof, which shall contain a detailed description of such Issuance, drawing or payment, and Agent shall provide copies of such notices to each Revolving Lender reasonably promptly after receipt thereof; (B) upon the request of Agent (or any Revolving Lender through Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.
(iv)    Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.
(v)    Reimbursement Obligations of the Borrowers. The Borrowers agree to pay to the L/C Issuer of any Letter of Credit, or to Agent for the benefit of such L/C Issuer, each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrowers or the Borrower Representative receive notice from such L/C Issuer or from Agent that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below. In the event that any L/C Reimbursement Obligation is not repaid by the Borrowers as provided in this clause (v) (or any such payment by the Borrowers is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Agent of such failure (and, upon receipt of such notice, Agent shall notify each Revolving Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Borrowers with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans and (B) thereafter until payment in full, at the interest rate applicable during such period to past due Revolving Loans that are Base Rate Loans.
(vi)    Reimbursement Obligations of the Revolving Credit Lenders.
(1)    Upon receipt of the notice described in clause (v) above from Agent, each Revolving Lender shall pay to Agent for the account of such L/C Issuer its Commitment Percentage of such Letter of Credit Obligations (as such amount may be increased pursuant to subsection 1.11(e)(ii)).
(2)    By making any payments described in clause (1) above (other than during the continuation of an Event of Default under subsection 7.1(f) or

7.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrowers, which, upon receipt thereof by the Agent for the benefit of such L/C Issuer, the Borrowers shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to the Agent, for the benefit of such Lender, all amounts received by such L/C Issuer (or to the extent such amounts shall have been received by the Agent for the benefit of such L/C Issuer, the Agent shall promptly pay to such Lender all amounts received by the Agent for the benefit of such L/C Issuer) with respect to such portion.
(vii)    Obligations Absolute. The obligations of the Borrowers and the Revolving Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Revolving Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of the Borrowers or any Revolving Lender hereunder. No provision hereof shall be deemed to waive or limit the Borrowers’ right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law.
(c)    Swing Loans.

(i)    Availability. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swingline Lender may, in its sole discretion, make Loans (each a “Swing Loan”) available to the Borrowers under the Revolving Loan Commitments from time to time on any Business Day during the period from the Effective Date through the Final Availability Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided, however, that the Swingline Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the aggregate principal amount of all outstanding Revolving Loans would exceed the Maximum Revolving Loan Balance and (y) during the period commencing on the first Business Day after it receives notice from Agent or the Required Lenders that one or more of the conditions precedent contained in Section 2.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any Swing Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived. Each Swing Loan shall be a Base Rate Loan and must be repaid as provided herein, but in any event must be repaid in full on the Revolving Termination Date. Within the limits set forth in the first sentence of this clause (i), amounts of Swing Loans repaid may be reborrowed under this clause (i).
(i)    Borrowing Procedures. In order to request a Swing Loan, the Borrower Representative shall give to Agent a notice to be received not later than 2:00 p.m. (New York time) on the day of the proposed Borrowing, which shall be made in a writing or in an Electronic Transmission substantially in the form of Exhibit 1.1(c) or in a writing in any other form acceptable to Agent duly completed (a “Swingline Request”). In addition, if any Notice of Borrowing of Revolving Loans requests a Borrowing of Base Rate Loans, the Swingline Lender may, notwithstanding anything else to the contrary herein, make a Swing Loan to the Borrowers in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Agent shall promptly notify the Swingline Lender of the details of the requested Swing Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swing Loan available to the Borrowers by making the proceeds thereof available to Agent and, in turn, Agent shall make such proceeds available to the applicable Borrowers on the date set forth in the relevant Swingline Request or Notice of Borrowing.
(ii)    Refinancing Swing Loans.
(1)    The Swingline Lender may at any time (and shall, no less frequently than once each week) forward a demand to Agent (which Agent shall, upon receipt, forward to each Revolving Lender) that each Revolving Lender pay to Agent, for the account of the Swingline Lender, such Revolving Lender’s Commitment Percentage of the outstanding Swing Loans (as such amount may be increased pursuant to subsection 1.11(e)(ii)).
(2)    Each Revolving Lender shall pay the amount owing by it to Agent for the account of the Swingline Lender on the Business Day following receipt of the notice or demand therefor. Payments received by Agent after 1:00 p.m. (New York time) may, in the Agent’s discretion, be deemed to be received on the next Business Day. Upon receipt by Agent of such payment (other than during the continuation of any Event of Default under subsection 7.1(f) or 7.1(g)), such Revolving Lender shall be deemed to have made a Revolving Loan to the Borrowers, which, upon receipt of such payment by the Swingline Lender from Agent, the Borrowers shall be deemed to have used in whole to refinance such Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under subsection 7.1(f) or 7.1(g), each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each outstanding Swing Loan in an amount equal to such Lender’s Commitment Percentage of such Swing Loan. If any payment made by any Revolving Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender of any payment from any Revolving Lender pursuant to this clause (iii) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Revolving Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) on account of such Swing Loan received by the Swingline Lender with respect to such portion.
(iii)    Obligation to Fund Absolute. Each Revolving Lender’s obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 2.2 to be satisfied or the failure of the Borrower Representative to deliver a Notice of Borrowing (each of which requirements the Revolving Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.
1.2    Notes.

(a)    The Revolving Loans made by each Revolving Lender shall be evidenced by this Agreement and, if requested by such Lender, a Revolving Note payable to such Lender in an amount up to such Lender’s Revolving Loan Commitment.
(b)    Swing Loans made by the Swingline Lender shall be evidenced by this Agreement and, if requested by such Lender, a Swingline Note in an amount up to the Swingline Commitment.
1.3    Interest.
(a)    Subject to subsections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin; provided that Swing Loans may not be LIBOR Rate Loans. Commencing on the first day of the calendar month immediately following the sixth full calendar month after the Effective Date, and continuing thereafter, the Applicable Margin for Loans shall be subject to adjustment as set forth in the definition of Applicable Margin. Agent will with reasonable promptness notify the Borrower Representative and the Lenders of the effective date and the amount of each such change, provided that any failure to do so shall not relieve the Borrowers of any liability hereunder or provide the basis for any claim against Agent. Each determination of an interest rate by Agent shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. All computations of fees and interest payable under this Agreement with respect to LIBOR Rate Loans shall be made on the basis of a 360-day year and actual days elapsed. All computations of fees and interest payable under this Agreement with respect to Base Rate Loans shall be made on the basis of a 365/366-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.
(b)    Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment of Revolving Loans on the Revolving Termination Date.
(c)    At the election of the Required Lenders while any Event of Default exists (or automatically while any Event of Default under subsection 7.1(a), 7.1(f) or 7.1(g) exists), the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the outstanding Loans under the Loan Documents from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus the LIBOR or Base Rate, as the case may be). All such interest shall be payable on demand of Agent or the Required Lenders.

(d)    Anything herein to the contrary notwithstanding, the obligations of the Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrowers shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Effective Date as otherwise provided in this Agreement.
1.4    Loan Accounts.
(a)    Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Agent shall deliver to the Borrower Representative on a monthly basis, or at any other time as reasonably requested by the Borrower Representative, a loan statement setting forth such record for the immediately preceding calendar month or a portion thereof, if applicable. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.
(b)    Agent, acting as a non-fiduciary agent of the Borrowers solely for tax purposes and solely with respect to the actions described in this subsection 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as Agent may notify the Borrower Representative) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent, each Lender and each L/C Issuer in the Revolving Loans, Swing Loans, L/C Reimbursement Obligations, and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit, Letter of Credit Obligations, and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by Agent from a Borrower and its application to the Obligations.
(c)    Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations and Swing Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 9.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
(d)    The Credit Parties, Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrowers, the Borrower Representative, Agent, such Lender or such L/C Issuer during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by Agent.
1.5    Procedure for Revolving Credit Borrowing and Release of Funds from Australian Blocked Account.
(a)    Each Borrowing of a Revolving Loan shall be made upon the Borrower Representative’s irrevocable (subject to Section 10.5) written notice delivered to Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to Agent, which notice must be received by Agent prior to 2:00 p.m. (New York time) (i) on the date which is one (1) Business Day prior to the requested Borrowing date of each Base Rate Loan equal to or less than $20,000,000, (ii) on the date which is three (3) Business Days prior to the requested Borrowing date of each Base Rate Loan in excess of $20,000,000 and (iii) on the day which is three (3) Business Days prior to the requested

Borrowing date in the case of each LIBOR Rate Loan. Such Notice of Borrowing shall specify:
(i)    the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $100,000);
(ii)    the requested Borrowing date, which shall be a Business Day;
(iii)    whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and
(iv)    if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.
(b)    Upon receipt of a Notice of Borrowing, Agent will promptly notify each Revolving Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.
(c)    Unless Agent is otherwise directed in writing by the Borrower Representative, the proceeds of each requested Borrowing after the Effective Date will be made available to the Borrowers by Agent by wire transfer of such amount to the Borrowers pursuant to the wire transfer instructions specified on the signature page hereto unless otherwise set forth on the applicable Notice of Borrowing and confirmed by the Agent.
(d)    Australian Credit Parties may request, in accordance with the terms hereof, that funds be released from an Australian Blocked Account. Each request for release of funds from an Australian Blocked Account shall be made pursuant to a Notice of Cash Collateral Release delivered to Agent or Agent’s designee by an Australian Credit Party and agreed to and acknowledged by Borrower Representative, substantially in the form of Exhibit 1.5(d). Any such notice by an Australian Credit Party must be given no later than 12:00 p.m. (Sydney, Australia time) on the Business Day of the proposed release of funds.
1.6    Conversion and Continuation Elections.
(a)    The Borrowers shall have the option to (i) request that any Revolving Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Loans (other than Swing Loans) from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of

$1,000,000. Any such election must be made by Borrower Representative by 2:00 p.m. (New York time) on the 3rd Business Day prior to (1) the date of any proposed Revolving Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which the Borrowers wish to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by Borrower Representative in such election. If no election is received with respect to a LIBOR Rate Loan by 2:00 p.m. (New York time) on the 3rd Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period. Borrower Representative must make such election by notice to Agent in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.6 or in a writing in any other form acceptable to Agent. No Loan shall be made, converted into or continued at the end of the applicable Interest Period as a LIBOR Rate Loan, if the conditions to Loans and Letters of Credit in Section 2.2 are not met at the time of such proposed conversion or continuation and Agent or Required Lenders have determined not to make or continue any Loan as a LIBOR Rate Loan as a result thereof.
(b)    Upon receipt of a Notice of Conversion/Continuation, Agent will promptly notify each Lender thereof. In addition, Agent will, with reasonable promptness, notify the Borrower Representative and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve any Borrower of any liability hereunder or provide the basis for any claim against Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.
(c)    Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than seven (7) different Interest Periods in effect.
1.7    Optional Prepayments. The Borrowers may, at any time and from time to time, prepay the Loans in whole or in part, in each instance, without penalty or premium except as provided in Section 10.4 and without a corresponding reduction in the Aggregate Revolving Loan Commitment.
1.8    [Reserved].
1.9    Fees.

(a)    Fees. The Borrowers shall pay to Agent, for Agent’s own account, fees in the amounts and at the times set forth in a letter agreement between the Borrowers and Agent dated of even date herewith (as amended from time to time, the “Fee Letter”).
(b)    Unused Commitment Fee. The Borrowers shall pay to Agent a fee (the “Unused Commitment Fee”) for the account of each Revolving Lender other than any Non-Funding Lender in an amount equal to:
(i)    the average daily balances of the Revolving Loan Commitment of such Revolving Lender during the preceding calendar month, less
(ii)    the sum of (x) the average daily balance of all Revolving Loans held by such Revolving Lender plus (y) such Lender’s Commitment Percentage of the average daily amount of Letter of Credit Obligations, plus (z) in the case of the Swing Line Lender, the average daily balance of all outstanding Swing Loans held by such Swing Line Lender, in each case, during the preceding calendar month; provided, in no event shall the amount computed pursuant to clauses (i) and (ii) be less than zero,
(iii)    multiplied by (x) one-half of one percent (0.50%) per annum if the sum of clauses (ii)(x), (y) and (z) above is less than or equal to fifty percent (50%) of the Revolving Loan Commitment of such Revolving Lender as of the last day of such month, or (y) three-eighths of one percent (0.375%), per annum if the sum of clauses (ii)(x), (y) and (z) above is greater than fifty percent (50%) of the Revolving Loan Commitment as of the last day of such month.
The total fee paid by the Borrowers will be equal to the sum of all of the fees due to the Lenders, subject to subsection 1.11(e)(vi). Such fee shall be payable monthly in arrears on the first day of the calendar month following the date hereof and the first day of each calendar month thereafter. The Unused Commitment Fee provided in this subsection 1.9(b) shall accrue at all times from and after the execution and delivery of this Agreement until the Final Availability Date. For purposes of this subsection 1.9(b), the Revolving Loan Commitment of any Non-Funding Lender shall be deemed to be zero.
(c)    Letter of Credit Fee. The Borrowers agree to pay to Agent for the ratable benefit of the Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder or fees otherwise paid by the Borrowers, all customary costs and expenses incurred by Agent or any L/C Issuer on account of such Letter of Credit Obligations, and (ii) for each calendar month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit issued, guaranteed or supported by risk participation agreements under this Agreement multiplied by a per annum rate equal to the then effective Applicable Margin with respect to Revolving Loans which are LIBOR Rate Loans; provided, however, at Agent’s or Required Lenders’ option, while an Event of Default exists (or automatically while an Event of Default under subsection 7.1(a), 7.1(f) or 7.1(g) exists), such rate shall be increased by two percent (2.00%) per annum. Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first day of each calendar month and on the date on which all L/C Reimbursement Obligations have been discharged. In addition, the Borrowers shall pay to Agent, any L/C Issuer or any prospective L/C Issuer, as appropriate, on demand, such L/C Issuer’s or prospective L/C Issuer’s fees in an amount from time to time agreed between the applicable Borrower and such L/C Issuer, without duplication of fees otherwise payable hereunder (including all per annum fees), plus customary charges and expenses of such L/C Issuer or prospective L/C Issuer in respect of the application for, and the issuance, negotiation, acceptance, amendment, transfer and payment of, each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.
1.1    Payments by the Borrowers.
(a)    Except as otherwise provided in Section 10.1, all payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set‑off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to Agent (or such other address as Agent may from time to time specify in accordance with Section 9.2), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 1:00 p.m. (New York time) on the date due. Any payment which is received by Agent later than 1:00 p.m. (New York time) may in Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. Each Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. Each Borrower hereby authorizes Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan and which may be a Swing Loan) to pay (i) interest, principal (including Swing Loans), L/C Reimbursement Obligations, agent fees, Unused Commitment Fees and Letter of Credit Fees, in each instance, on the date due, or (ii) after five (5) days’ prior notice to the Borrower Representative, other fees, costs or expenses payable by a Borrower or any of its Subsidiaries hereunder or under the other Loan Documents.

(b)    Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.
(c)    During the continuance of an Event of Default, Agent may, and shall upon the direction of Required Lenders apply any and all payments received by Agent in respect of any Obligation in accordance with clauses first through sixth below. Notwithstanding any provision herein to the contrary, all payments made by Credit Parties to Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:
first, to payment of costs and expenses, including Attorney Costs, of Agent payable or reimbursable by the Credit Parties under the Loan Documents;
second, to payment of Attorney Costs of Lenders payable or reimbursable by the Borrowers under this Agreement;
third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent, Lenders and L/C Issuers;
fourth, to payment of principal of the Obligations including, without limitation, L/C Reimbursement Obligations then due and payable, and cash collateralization of unmatured L/C Reimbursement Obligations to the extent not then due and payable);
fifth, to payment of any other amounts owing constituting Obligations; and
sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.
In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above and (iii) no payments by a Credit Party and no proceeds of Collateral of a Credit Party shall be applied to Excluded Rate Contract Obligations of such Credit Party.
1.1    Payments by the Lenders to Agent; Settlement.

(d)    Agent may, on behalf of Lenders, disburse funds to the Borrowers for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Commitment Percentage of any Loan before Agent disburses same to the Borrowers. If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to the Borrowers, Agent shall advise each Lender by telephone, fax, email or other readable electronic transmission of the amount of such Lender’s Commitment Percentage of the Loan requested by the Borrower Representative no later than the Business Day prior to the scheduled Borrowing date applicable thereto, and each such Lender shall pay Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Agent’s account, as set forth on Agent’s signature page hereto, no later than 1:00 p.m. (New York time) on such scheduled Borrowing date. Nothing in this subsection 1.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.11, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Agent, any Lender or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.
(e)    At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone, fax, email or other readable electronic transmission of the amount of such Lender’s Commitment Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Agent shall pay to each Lender such Lender’s Commitment Percentage (except as otherwise provided in subsection 1.1(b)(vi) and subsection 1.11(e)) of principal, interest and fees paid by the Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender to its Lending Office not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.
(f)    Availability of Lender’s Commitment Percentage. Agent may assume that each Revolving Lender will make its Commitment Percentage of each Revolving Loan available to Agent on each Borrowing date. If such Commitment Percentage is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Commitment Percentage forthwith upon Agent’s demand, Agent shall promptly notify the Borrower Representative and the Borrowers shall immediately repay such amount to Agent. Nothing in this subsection 1.11(c) shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrowers may have against any

Revolving Lender as a result of any default by such Revolving Lender hereunder. Without limiting the provisions of subsection 1.11(b), to the extent that Agent advances funds to the Borrowers on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Revolving Lender or repaid by the Borrowers.
(g)    Return of Payments.
(i)    If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.
(ii)    If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.
(h)    Non-Funding Lenders; Procedures.
(i)    Responsibility. The failure of any Non-Funding Lender to make any Revolving Loan, Letter of Credit Obligation or any payment required by it, or to make any payment required by it hereunder, or to fund any purchase of any participation to be made or funded by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such loan, fund the purchase of any such participation, or make any other payment required hereunder on such date, and neither Agent nor, other than as expressly set forth herein, any Other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other payment required hereunder.
(ii)    Reallocation. If any Revolving Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender’s Letter of Credit Obligations (unless such Lender is the L/C Issuer that issued such Letter of Credit) and reimbursement obligations with respect to Swing Loans shall automatically be reallocated to and assumed by the Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders (each such Lender, a “Funding Lender”) pro rata in accordance with their respective Commitment Percentages of the Aggregate Revolving Loan Commitment (calculated as if the Non-Funding Lender’s Commitment Percentage was reduced to zero and each Funding Lender’s Commitment Percentage had been increased proportionately), provided that no Funding Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Loans, amounts of its participations of Letter of Credit Obligations, amounts of its participations in Swing Loans and its pro rata share of unparticipated amounts in Swing Loans to exceed its Revolving Loan Commitment.
(iii)    Voting Rights. Notwithstanding anything set forth herein to the contrary, including Section 9.1, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to Section 9.1) for any voting or consent rights under or with respect to any Loan Document, provided that (A) the Commitment of a Non-Funding Lender may not be increased, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced in such a manner that by its terms affects such Non-Funding Lender more adversely than other Lenders, in each case without the consent of such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders and Required Lenders, the Loans, Letter of Credit Obligations, and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.
(iv)    Borrower Payments to a Non-Funding Lender. Agent shall be authorized to use all payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties. Following such payment in full of the Aggregate Excess Funding Amount, Agent shall be entitled to hold such funds as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s unfunded Revolving Loan Commitment and to use such amount to pay such Non-Funding Lender’s funding obligations hereunder until the Obligations are paid in full in cash, all Letter of Credit Obligations have been discharged or cash collateralized and all Commitments have been terminated. Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. With respect to such Non-Funding Lender’s failure to fund Revolving Loans or purchase participations in Letters of Credit, Swing Loans or Letter of Credit Obligations, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Revolving Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans or Letter of Credit participation interests from the other Revolving Lenders until such time as the aggregate amount of the Revolving Loans and participations in Letters of Credit, Swing Loans and Letter of Credit Obligations are held by the Revolving Lenders in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment. Any amounts owing by a Non-Funding Lender to Agent that are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans. In the event that Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unfunded Revolving Loans, other unpaid obligations owing by such Lender to the Agent, L/C Issuers, Swing Line Lender, and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans, Letter of Credit Obligations, Swing Line Loans, plus, without duplication, (B) all amounts of such Non-Funding Lender’s Commitment reallocated to other Lenders pursuant to subsection 1.11(e)(ii).
(v)    Cure. A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender (A) fully pays to Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon and (B) timely funds the next Revolving Loan required to be funded by such Lender or makes the next reimbursement required to be made by such Lender. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.
(vi)    Fees. A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and the Borrowers shall not be required to pay, such Lender’s portion of the Unused Commitment Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) thereof. In the event that any reallocation of Letter of Credit Obligations occurs pursuant to subsection 1.11(e)(ii), during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to such reallocated portion shall be payable to (A) all Funding Lenders based on their pro rata share of such reallocation or (B) to the L/C Issuer for any remaining portion not reallocated to any other Revolving Lenders.
(i)    Procedures. Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems.
1.2    Borrower Representative. Each Borrower hereby designates and appoints Victor Technologies as its representative and agent on its behalf (the “Borrower Representative”) for the purposes of issuing Notices of Borrowings, Notices of Conversion/Continuation, L/C Requests and Swingline Requests, delivering certificates including Compliance Certificates and Borrowing Base Certificates, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.
1.3    Eligible Accounts. All of the Accounts owned by each Credit Party and properly reflected as “Eligible Accounts” in the most recent Borrowing Base Certificate delivered by Borrower Representative to Agent shall be “Eligible Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its Permitted Discretion. In addition, Agent reserves the right, at any time and from time to time after the Effective Date, to adjust any of the applicable criteria and to establish new criteria with respect to Eligible Accounts, in each case in its Permitted Discretion, subject to the approval of Required Lenders in the case of adjustments or new criteria that have the effect of increasing the Borrowing Base. Eligible Accounts shall not include any Account of any Credit Party:
(a)    that does not arise from the actual and bona fide sale of goods by such Credit Party or the performance of services by such Credit Party in the ordinary course of its business transactions;
(b)    (i) upon which such Credit Party’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or; (ii) as to which such Credit Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Credit Party’s satisfactory completion of any further performance under such contract or is subject to the equitable lien of a surety bond issuer;
(c)    to the extent that any defense, counterclaim, setoff, recoupment or dispute is asserted or arises from time to time in respect of such Account, only to the extent of the amount of such asserted defense, counterclaim, setoff, recoupment or dispute, as the case may be;
(d)    that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;
(e)    with respect to which an invoice has not been sent to the applicable Account Debtor;
(f)    that (i) is not owned by such Credit Party or (ii) is subject to any Lien of any other Person, other than Qualified Liens;
(g)    that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party (other than another portfolio company of Sponsor or an Affiliate thereof), or to any entity that has any common officer or director with any Credit Party;
(h)    that is the obligation of an Account Debtor that is a foreign government, the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless such Credit Party, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, the Financial Administration Act (Canada), or any similar law or applicable state, county or municipal law restricting assignment thereof or any equivalent law, rule or regulation in any other jurisdiction as determined by Agent in its Permitted Discretion;
(i)    that is the obligation of an Account Debtor located outside of the United States, Puerto Rico, Australia or Canada (unless payment thereof is assured by a letter of credit assigned and delivered to Agent, reasonably satisfactory to Agent as to form, amount and issuer) other than Accounts owing to (i) any Australian Credit Party by Account Debtors located in Australia or New Zealand, (ii) VT Foreign Investments by Account

Debtors located in the United Kingdom and (iii) VT Foreign Investments by European Account Debtors in an aggregate maximum amount not exceeding $1,500,000;
(j)    to the extent such Credit Party or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Credit Party or any Subsidiary thereof but only to the extent of such liability;
(k)    that arises with respect to goods that are delivered on a bill‑and‑hold, cash‑on‑delivery, repurchase or return basis or placed on consignment, sale and return, approval, repurchase or return, guaranteed or installment sale or other terms by reason of which the payment by the Account Debtor is or may be conditional or contingent;
(l)    that is deemed in default upon the occurrence of any of the following:
(i)    the Account is not paid within the earlier of: sixty (60) days following its due date or ninety (90) days following its original invoice date;
(ii)    the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or is unable or admits its inability to pay its debts as they fall due or fails to pay its debts generally as they come due or by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness;
(iii)    the Account Debtor becomes an insolvent under administration or insolvent (each as defined in the Corporations Act 2001 (Cwlth)), or has a controller appointed, or is in receivership, in receivership and management, liquidation, in provisional liquidation, under administration, wound up, subject to any arrangement, deed of company arrangement, assignment or composition, protected from creditors under any statute, dissolved (other than to carry out a reconstruction while solvent) or is otherwise unable to pay debts when they fall due or has something similar happens;
(iv)    a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors (including without limitation, any bankruptcy, dissolution, liquidation, administration, receivership, winding-up, reorganization or similar proceedings in any jurisdiction); or
(v)    there are proceedings or actions which are threatened or pending against such Account Debtor which result in, or could reasonably be expected to result in, any material adverse change in such Account Debtor’s financial condition

(including, without limitation, receivership, any bankruptcy, dissolution, liquidation, administration, winding-up, reorganization or similar proceedings in any jurisdiction).
(m)    that is the obligation of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.13;
(n)    as to which Agent’s Lien thereon, on behalf of itself and Secured Parties, is not a first priority perfected Lien, subject to Qualified Liens;
(o)    to the extent such Account is evidenced by a judgment;
(p)    to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed ten percent (10%) of all Eligible Accounts as of such date; provided, however, that with respect to Accounts owing from Airgas, Inc., Praxair, Inc., The BOC Group, J. Blackwood & Son Pty Limited and any other Account Debtor agreed to by Agent in its Permitted Discretion, or their respective subsidiaries, successors and assigns, such percentage shall be fifteen percent (15%);
(q)    that is payable in any currency other than British Pounds Sterling, Dollars, Canadian Dollars, Australian Dollars, Euros or any other currency agreed to by Agent in its Permitted Discretion; or
(r)    that represents interest payments or service charges.
1.4    Eligible Inventory. All of the Inventory owned by each Credit Party and properly reflected as “Eligible Inventory”, or “Eligible In-Transit Inventory” in the most recent Borrowing Base Certificate delivered by Borrower Representative to Agent shall be “Eligible Inventory” or “Eligible In-Transit Inventory”, as applicable for purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below or in the component definitions herein applies. Agent shall have the right to establish, modify, or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion. In addition, Agent reserves the right, at any time and from time to time after the Effective Date, to adjust any of the applicable criteria and to establish new criteria with respect to Eligible Inventory, and/or Eligible In-Transit Inventory in each case in its Permitted Discretion, subject to the approval of Required Lenders in the case of adjustments or new criteria that have the effect of increasing the Borrowing Base. Eligible Inventory shall not include the following Inventory of a Credit Party that:

(a)    is not owned by such Credit Party free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Credit Party’s performance with respect to that Inventory), except (i) Qualified Liens described in clause (iv) of the definition thereof (provided that Reserves may be established with respect thereto in accordance with this Agreement) and (ii) Permitted Liens in favor of landlords and bailees (provided that Reserves may be established with respect thereto in accordance with this Agreement);
(b)    (i) is not located on premises owned, leased or rented by such Credit Party and set forth in Schedule 3.21, such schedule to be updated from time to time, or (ii) is stored at a leased location either (x) with respect to which a reasonably satisfactory collateral access agreement has been delivered to Agent, or (y) Reserves may be established with respect thereto in accordance with this Agreement or (iii) is stored with a bailee or warehouseman unless a reasonably satisfactory, acknowledged bailee letter has been received by Agent and Reserves may be established with respect thereto in accordance with this Agreement, or (iv) is located at an owned location subject to a mortgage in favor of a lender other than Agent unless a reasonably satisfactory mortgagee waiver has been delivered to Agent, or (v) is located at any site if the aggregate book value of Inventory at any such location is less than $100,000;
(c)    is placed, purchased or sold on consignment (other than Eligible Consigned Inventory up to an aggregate maximum amount of $2,000,000) or is in transit, except for Inventory in transit between locations of Credit Parties as to which Agent’s Liens have been perfected at origin and destination, and except for Eligible In-Transit Inventory up to an aggregate maximum amount of $5,000,000;
(d)    is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except Qualified Liens described in clause (iv) of the definition thereof (provided that Reserves may be established with respect thereto in accordance with this Agreement);
(e)    is obsolete, slow moving (in excess of two year’s supply), unsalable, unrentable, shopworn, seconds, damaged, defective, unfit for sale, is being repaired, is not of good or merchantable quality or does not meet all standards imposed by any Governmental Authority having regulatory authority over such goods, their use, lease or sale;
(f)    consists of display items or packing or shipping materials, parts, manufacturing supplies, work‑in‑process Inventory, replacement parts, prototypes or consists of unfinished goods;

(g)    consists of goods which have been returned by the buyer;
(h)    is not of a type held for sale in the ordinary course of such Credit Party’s business;
(i)    is not subject to a first priority lien in favor of Agent on behalf of itself and Secured Party, subject to (i) Qualified Liens described in clause (iv) of the definition thereof (provided that Reserves may be established with respect thereto in accordance with this Agreement) and (ii) Permitted Liens as set forth in clause (d) of subsection 5.1 (provided that Reserves may be established with respect thereto in accordance with this Agreement);
(j)    does not conform to any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;
(k)    consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;
(l)    is not covered by insurance as required by the Loan Documents;
(m)    is subject to any Patent or Trademark IP License requiring the payment of royalties or fees or requiring the consent of the licensor for a sale thereof by Agent; or
(n)    in the case of an Australian Credit Party, which does not meet all standards imposed by any Australian federal or state government authority, including relating to its production, acquisition or importation for inventory located in Australia or which does not consist of raw materials or finished goods for inventory located in Australia.
1.5    Incremental Facility.
(a)    Borrower Representative Request. Subject to Section 4.09(b)(1) of the Indenture, the Borrower Representative may at any time after the Effective Date by written notice to the Agent elect to obtain prior to the Revolving Termination Date, an increase to the then existing Revolving Loan Commitment (each, a “Revolving Commitment Increase”) in a minimum amount of at least $10,000,000 and in integral multiples of $1,000,000 in excess thereof, and up to a maximum aggregate principal amount of $25,000,000. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which Borrower Representative proposes that such Revolving Commitment Increase shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Agent and (ii) the identity of each Person (which shall be a bank, financial institution or other institutional lender or institutional investor) to whom Borrower Representative proposes any portion of such Revolving Commitment

Increase be allocated and the amounts of such allocations; provided, that none of the existing Lenders will be required to provide any Revolving Commitment Increase, and any decision whether or not to do so by any such Lender shall be made at the sole discretion of such Lender.
(b)    Conditions. Each Revolving Commitment Increase shall become effective, as of such Increase Effective Date; provided, that:
(i)    each of the conditions in Section 2.2 shall have been satisfied or waived on such date;
(ii)    the terms of the Revolving Commitment Increase (including the maturity date thereof) shall be substantially the same as those governing the Revolving Loan Commitment and shall otherwise be on terms and conditions and subject to documentation, in each case, reasonably satisfactory to Agent; and
(iii)    in the event that the fees and interest rate margins applicable to Revolving Commitment Increase exceed the fees and interest rate margins applicable to the Commitments, the fees and interest rate margins applicable to the Commitments shall be increased by an amount equal to such difference.
ARTICLE II.
CONDITIONS PRECEDENT
2.1    Conditions of Initial Loans. The effectiveness of this Agreement, the amendment and restatement of the Existing Credit Agreement and the obligation of each Lender to make its initial Loans and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit hereunder is subject to satisfaction or waiver by the Required Lenders of the following conditions in a manner satisfactory to Agent (the date on which such conditions are satisfied or waived being herein called the “Effective Date”; for the avoidance of doubt, the Effective Date occurred on December 3, 2013):
(a)    Loan Documents. Agent shall have received on or before the Effective Date all of the agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit 2.1, each in form and substance reasonably satisfactory to Agent;
(b)    Related Transactions. The Related Transactions shall have closed in the manner contemplated by the Related Agreements (which shall not have been amended or waived in any material respect by the Borrowers in a manner materially adverse to Agent or Lenders unless consented to by Agent (which consent shall not have been unreasonably withheld)). Agent shall have received evidence that (i) Holdings shall have received not less than $173,500,000 in cash proceeds from the issuance of Stock and Stock Equivalents to Sponsor and other Persons, (ii) Holdings shall have contributed not less than $173,500,000 in cash to the capital of the Borrowers and (iii) the Borrowers shall have received at least $260,000,000 of proceeds from the issuance of Senior Notes under the Indenture (less any original issue discount in connection therewith);
(c)    Discharge of Existing Notes. Agent shall have received evidence reasonably satisfactory to Agent that Victor Technologies shall have (i) issued an irrevocable notice of redemption under that certain indenture, dated as of February 5, 2004 (as amended, supplemented or otherwise modified through the date hereof, the “Existing Indenture”), among Victor Technologies, each of the guarantors party thereto and U.S. Bank National Association, as trustee  (the “Existing Indenture Trustee”), governing Victor Technologies’ 9-1/4% senior subordinated notes (the “Existing Senior Subordinated Notes”) to redeem all outstanding Existing Senior Subordinated Notes and (ii) irrevocably deposited with the Existing Indenture Trustee funds in trust in an amount sufficient to pay and discharge the entire indebtedness on the outstanding Existing Senior Subordinated Notes;
(d)    Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals other than those that have been obtained are required;
(e)    Payment of Fees. The Borrowers shall have paid the fees required to be paid on the Effective Date in the respective amounts specified in Section 1.9 (including the fees specified in the Fee Letter), and shall have reimbursed Agent for all fees, costs and expenses of closing presented at least one Business Day prior to the Effective Date; and
(f)    Material Adverse Effect. A Material Adverse Effect (as defined in the Purchase Agreement and interpreted in accordance with its terms) with respect to Victor Technologies and its Subsidiaries on a consolidated basis shall not have occurred.
(g)    Revolving Loans on the Effective Date. The aggregate amount of Revolving Loans borrowed on the Effective Date shall not exceed the lesser of (a) $10,000,000 and (b) the sum of (x) Borrowing Availability (as defined in the Existing Credit Agreement), based on the Borrowing Base Certificate (as defined in the Existing Credit Agreement, but excluding the Eligible Equipment component thereof) most recently delivered by the Borrower Representative under the Existing Credit Agreement prior to the

Effective Date minus (y) the aggregate amount of Letters of Credit (as defined in the Existing Credit Agreement) issued under the Existing Credit Agreement minus (z) $25,000,000; and
(h)    USA Patriot Act. The Agent shall have received, at least five (5) days prior to the Effective Date, all customary documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.
2.2    Conditions to All Borrowings. Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Loan or incur any Letter of Credit Obligation or release funds from the Australian Blocked Account, if, as of the date thereof:
(s)    any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such earlier date), and Agent or Required Lenders have determined not to make such Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;
(t)    with respect to any Loan funded or Letter of Credit Obligation incurred after the Effective Date, any Default or Event of Default has occurred and is continuing or would result after giving effect to any Loan (or the incurrence of any Letter of Credit Obligation), and Agent or Required Lenders shall have determined not to make any Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default;
(u)    after giving effect to any Loan (or the incurrence of any Letter of Credit Obligations), the aggregate outstanding amount of the Revolving Loans would exceed the Maximum Revolving Loan Balance (except as provided in subsection 1.1(a); or
(v)    after giving effect to such Loan (or the incurrence of such Letter of Credit Obligations), Availability is less than the Availability Threshold and the Borrower Representative has not delivered a Compliance Certificate with respect to the most recent Fiscal Quarter for which financial statements have been delivered pursuant to subsection 4.1(b) hereof demonstrating that Fixed Charge Coverage Ratio for the four-Fiscal Quarter period ending on the last day of the most recently ended Fiscal Quarter is not less than 1.10 to 1.00.

The request by Borrower Representative and acceptance by the Borrowers of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations or the release of funds from the Australian Blocked Account shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrowers that the conditions in this Section 2.2 have been satisfied or waived and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.
Notwithstanding the provisions of subsection 2.2(a) to the contrary, the only representations and warranties the accuracy of which shall be a condition to the initial funding of the Loans on the Effective Date shall be (i) such of the representations and warranties made by or on behalf of Victor Technologies or its Subsidiaries in the Purchase Agreement as are material to the interests of the Agent or Lenders, but only to the extent that a Credit Party (or its applicable Affiliate) has the right to terminate its obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement and (ii) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.8, 3.13(a), 3.28(b)(ii) and 3.31 of this Agreement and Section 4.2 of the Guaranty and Security Agreement.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
The Credit Parties, jointly and severally, represent and warrant to Agent and each Lender that the following are, and after giving effect to the Related Transactions will be, true, correct and complete:
3.1    Corporate Existence and Power. Each Credit Party:
(w)    is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;
(x)    has the power and authority and all (i) governmental licenses, authorizations, Permits, consents and approvals to own its assets, carry on its business and (ii) execute, deliver, and perform its obligations under, the Loan Documents and the Related Agreements to which it is a party;
(y)    is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and
(z)    is in compliance with all Requirements of Law;

except, in each case referred to in clause(b)(i), clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and
(aa)    in respect of an Australian Credit Party only, is not a trustee of any trust or settlement and it is not entering into any Loan Document or Related Agreement in its capacity as trustee of any trust or settlement other than as disclosed to the Agent in writing prior to the date on which it became a Credit Party.
3.2    Corporate Authorization; No Contravention. The execution, delivery and performance by each of the Credit Parties of this Agreement, and by each Credit Party of any other Loan Document and Related Agreement to which such Person is party, have been duly authorized by all necessary action, and do not and will not:
(i)    contravene the terms of any of that Person’s Organization Documents;
(ii)    conflict with or result in any material breach or contravention of, or result in the creation of any Lien (other than Liens securing the Obligations and Liens securing the Senior Notes and any Additional Senior Notes) under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or
(iii)    violate any Requirement of Law in any material respect.
3.3    Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement, any other Loan Document or Related Agreement except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents, (b) those obtained or made on or prior to the Effective Date and (c) in the case of any Related Agreement, those which, if not obtained or made, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
3.4    Binding Effect. This Agreement and each other Loan Document and Related Agreement to which any Credit Party is a party constitute the legal, valid and binding obligations of each such Person that is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5    Litigation. Except as specifically disclosed in Schedule 3.5, as of the Effective Date, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party or any of their respective Properties which:
(a)    purport to affect or pertain to this Agreement, any other Loan Document or Related Agreement, or any of the transactions contemplated hereby or thereby; or
(b)    would reasonably be expected to result in equitable relief or monetary judgment(s), individually or in the aggregate, in excess of $1,000,000.
As of the Effective Date, no injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document or any Related Agreement, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. Except as specifically disclosed on Schedule 3.5, as of the Effective Date, no Credit Party is the subject of an audit or, to each Credit Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any Requirement of Law.
3.6    No Default. As of the Effective Date, no Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Agent’s Liens on the Collateral or the consummation of the Related Transactions. No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.
3.7    ERISA Compliance. Schedule 3.7 sets forth, as of the Effective Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) each Title IV Plan and each material Benefit Plan listed on Schedule 3.7 is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Title IV Plan to which any Credit Party incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event has occurred with respect to any Title IV Plan and, to the knowledge of any Credit Party, there does not exist any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Title IV Plan.
3.8    Use of Proceeds; Margin Regulations. No Credit Party and no Subsidiary of a Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Schedule 3.8 contains a description of the Credit Parties’ sources and uses of funds on the Effective Date, including Loans and Letters of Credit made or issued on the Effective Date and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.
3.9    Ownership of Property; Liens. As of the Effective Date, the Real Estate listed in Schedule 3.9 constitutes all of the Real Estate of each Credit Party. Each of the Credit Parties has good record and marketable title in fee simple to, or valid leasehold interests in, all material Real Estate, and good and valid title to all material owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses. As of the Effective Date, none of the Real Estate or personal property of any Credit Party is subject to any Liens other than Permitted Liens. As of the Effective Date, Schedule 3.9 also describes any material outstanding purchase options or rights of first refusal pertaining to any Real Estate. As of the Effective Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.
3.10    Taxes. All federal, and material state, local and foreign income and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all material taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. Except as listed in Schedule 3.10, as of the Effective Date, no material Tax Return is under audit or examination by any Governmental Authority, and no written notice of any audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in material compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
3.11    Financial Condition.
(a)    Each of (i) the audited consolidated balance sheet of the Borrowers and their Subsidiaries for the three (3) Fiscal Years ended December 31, 2007, December 31, 2008, and December 31, 2009, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Years and (ii) the unaudited interim consolidated balance sheet of the Borrowers and their Subsidiaries for the Fiscal Quarters ending March 31, 2010, June 30, 2010 and September 30, 2010 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Quarters, in each case, as attached hereto as Schedule 3.11(a):
(x)    were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and
(y)    present fairly in all material respects the consolidated financial condition of the Borrowers and their Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.
(b)    The pro forma unaudited consolidated balance sheet of the Borrowers and their Subsidiaries for the four-Fiscal Quarter period ending September 30, 2010, delivered on the Effective Date and attached hereto as Schedule 3.11(b) was prepared by the Borrowers giving pro forma effect to the Related Transactions, was based on the unaudited consolidated and consolidating balance sheets of the Borrowers and their Subsidiaries for such four-Fiscal Quarter period, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in a manner consistent with GAAP.
(c)    Since December 31, 2009 there has been no Material Adverse Effect.
(d)    All financial performance projections delivered to Agent, including the financial performance projections delivered on the Effective Date (collectively, the “Projections”) have been prepared in good faith and based upon assumptions believed to be reasonable, as of the date such Projections and such other forward looking statements were furnished to the Lenders, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results which difference may be material.
3.12    Environmental Matters. Except as set forth in Schedule 3.12, and except where any failures to comply would not reasonably be expected to result in, either individually or in the aggregate, Material Environmental Liabilities, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party is party to, and no Credit Party and to the knowledge of any Credit Party, no Real Estate currently or previously owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Laws, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) no Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate and (e) to the knowledge of any Credit Party, all Real Estate currently or previously owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party is free of contamination by any Hazardous Materials. Each Credit Party has made available to Agent copies of all existing non-privileged environmental reports, reviews and assessments and all documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, assessments and documents are in their possession, custody, control or otherwise available to the Credit Parties.
3.13    Regulated Entities. None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.
3.14    Solvency. Both before and after giving immediately effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by Borrower Representative, (c) the consummation of the Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, both the Credit Parties taken as a whole are Solvent.
3.15    Labor Relations. As of the Effective Date, there are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.15, as of the Effective Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party and (c) no such representative has sought certification or recognition with respect to any employee of any Credit Party.
3.16    Intellectual Property. Schedule 3.16 sets forth a true and complete list of the following Intellectual Property or other rights each Credit Party owns: (i) material Intellectual Property that is registered or subject to applications for registration and (ii) material unregistered Intellectual Property and material Software program names, including for each of the foregoing items (1) the owner, (2) the title, (3) the jurisdiction in which such item has been registered or otherwise arises or in which an application for registration has been filed, (4) as applicable, the registration or application number and registration or application date and (5) any IP Licenses or other rights (including franchises) granted by such Credit Party with respect thereto. Schedule 3.16 sets forth a true and complete list of each IP License that is material to the businesses of Credit Parties, taken as a whole, excluding IP Licenses for generally commercially available mass market Software or other technology that is licensed pursuant to a “shrink-wrap” or “click-through” IP License. Each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Credit Party in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.17    Brokers’ Fees; Transaction Fees. Except for fees payable to Agent and Lenders, none of the Credit Parties has any obligation to any Person in respect of any finder’s,

broker’s or investment banker’s fee in connection with this Agreement and obtaining the extensions of credit thereunder.
3.18    Insurance. Schedule 3.18 lists all insurance policies of any nature maintained, as of the Effective Date, for current occurrences by each Credit Party, including issuers, coverages and deductibles. Each of the Credit Parties and their respective Properties are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where such Person operates.
3.19    Ventures, Subsidiaries and Affiliates; Outstanding Stock. Except as set forth in Schedule 3.19, as of the Effective Date, no Credit Party is engaged in any joint venture or partnership with any other Person. All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than, with respect to the Stock and Stock Equivalents of the Borrowers and Subsidiaries of the Borrowers, those in favor of Agent, for the benefit of the Secured Parties and other Liens permitted or not prohibited by this Agreement. All of the issued and outstanding Stock of each Credit Party (other than Holdings) and, as of the Effective Date, Holdings is owned by each of the Persons and in the amounts set forth in Schedule 3.19. Except as set forth in Schedule 3.19, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party (other than Holdings) may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents or any Stock or Stock Equivalents of its Subsidiaries. Set forth in Schedule 3.19 is a true and complete organizational chart of Holdings and all of its Subsidiaries, which the Credit Parties shall update upon notice to Agent promptly following the incorporation, organization or formation of any Subsidiary and promptly following the completion of any Permitted Acquisition.
3.20    Jurisdiction of Organization; Chief Executive Office. Schedule 3.20 lists each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business, in each case as of the date hereof, and such Schedule 3.20 also lists all jurisdictions of organization and legal names of such Credit Party for the five years preceding the Effective Date.
3.21    Locations of Inventory, Equipment and Books and Records. Each Credit Party’s inventory and equipment (other than inventory or equipment in transit) and books and records concerning the Collateral are kept at the locations listed in Schedule 3.21 (which Schedule 3.21 shall be promptly updated by the Credit Parties upon notice to Agent as permanent Collateral locations change).

3.22    Deposit Accounts and Other Accounts. Schedule 3.22 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Effective Date, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
3.23    Government Contracts. Except as set forth in Schedule 3.23, as of the Effective Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.
3.24    Customer and Trade Relations. As of the Effective Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in (a) the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 calendar months caused them to be ranked among the ten largest customers of such Credit Party or (b) the business relationship of any Credit Party with any supplier essential to its operations.
3.25    Bonding; Licenses. Except as set forth in Schedule 3.25, as of the Effective Date, no Credit Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.
3.26    Purchase Agreement. As of the Effective Date, the Borrowers have delivered to Agent a complete and correct copy of the Purchase Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). No Credit Party and, to the Credit Parties’ knowledge, no other Person party thereto is in default in the performance or compliance with any provisions thereof. The Purchase Agreement is in full force and effect as of the Effective Date and has not been terminated, rescinded or withdrawn.
3.27    Status of Holdings. Holdings has not engaged in any business activities and does not own any Property other than (i) ownership of the Stock and Stock Equivalents of Razor, (ii) activities and contractual rights and obligations incidental to maintenance of its corporate existence and (iii) performance of its obligations under the Loan Documents, the Purchase Agreement and Related Agreements to which it is a party.
3.28    Status of Obligations; Senior Notes.
(a)    As of the Effective Date, the Borrowers have delivered to Agent a complete and correct copy of the Senior Note Documents entered into prior to or on the

Effective Date (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).
(b)    (i) As of the Effective Date, after giving effect to the transactions contemplated hereby, all Obligations, including the L/C Reimbursement Obligations, constitute Indebtedness entitled to the benefits of the provisions contained in the Intercreditor Agreement and (ii) the Obligations constitute senior debt.
3.29    Full Disclosure. None of the representations or warranties made by any Credit Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Agent or the Lenders prior to the Effective Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered.
3.30    Foreign Assets Control Regulations and Anti-Money Laundering. Each Credit Party and each Subsidiary of each Credit Party is and will remain in compliance in all material respects with all U.S. and Australian economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and Part 4 of the Australian Charter of the United Nations Act 1945 (Cth) and all regulations issued pursuant to it. No Credit Party and no Subsidiary or, to each Credit Party’s knowledge, Affiliate of a Credit Party, (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. or Australian economic sanctions laws such that a U.S. Person or Australian Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. or Australian economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. or Australian law.
3.31    Patriot Act. The Credit Parties, each of their Subsidiaries and, to the Credit Parties’ knowledge, each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws or laws of any other applicable jurisdiction relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
3.32    Commercial Benefit. The entering into and performance by each Credit Party of its obligations under the Loan Documents to which it is expressed to be a party is for its commercial benefit.
ARTICLE IV.
AFFIRMATIVE COVENANTS
Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:
4.1    Financial Statements. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Borrowers shall deliver to Agent and each Lender by Electronic Transmission and in detail reasonably satisfactory to Agent and the Required Lenders:
(o)    as soon as available, but not later than ninety (90) days after the end of each Fiscal Year, a copy of the audited consolidated balance sheets of Victor Technologies and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any “Big Four” or other nationally‑recognized independent public accounting firm reasonably acceptable to Agent which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status; and

(p)    as soon as available, but not later than thirty (30) days after the end of each of the first two fiscal months of each Fiscal Quarter (and forty-five (45) days after the end of the last fiscal month of each Fiscal Quarter) of each year, a copy of the unaudited consolidated balance sheets of Victor Technologies and each of its Subsidiaries, and the related consolidated statements of income and cash flows as of the end of such fiscal month and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrowers by an appropriate Responsible Officer of the Borrower Representative as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Victor Technologies and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.
4.2    Appraisals; Certificates; Other Information. The Borrowers shall furnish to Agent and each Lender by Electronic Transmission:
(c)    together (i) with each delivery of financial statements pursuant to subsection 4.1(a) and, with respect to only those financial statements required to be delivered after the end of each Fiscal Quarter, subsection 4.1(b), a management discussion and analysis report, in reasonable detail, signed by the chief financial officer of the Borrower Representative, describing the operations and financial condition of the Credit Parties and their Subsidiaries for such Fiscal Quarter and the portion of the Fiscal Year then ended (or for the Fiscal Year then ended in the case of annual financial statements), and (ii) with each delivery of financial statements pursuant to subsections 4.1(a) and 4.1(b), a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the operating plan for the current Fiscal Year delivered pursuant to subsection 4.2(k) and discussing the reasons for any significant variations;
(d)    concurrently with the delivery of the financial statements referred to in subsections 4.1(a) and 4.1(b) above, a fully and properly completed Compliance Certificate in the form of Exhibit 4.2(b), certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative;
(e)    promptly after the same are sent, copies of all financial statements and reports which any Credit Party sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;
(f)    as soon as available and in any event within ten (10) Business Days after the end of each calendar month, and at any time when an Event of Default has occurred and is continuing or Availability is less than the greater of (x) $9,000,000 and (y) fifteen percent (15%) of the Aggregate Revolving Loan Commitment at such time, at such other times as Agent may reasonably require, Borrowing Base Certificate, certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative, setting forth the Borrowing Base as at the end of the most-recently ended fiscal month or as at such other date as Agent may reasonably require;
(g)    concurrently with the delivery of the Borrowing Base Certificate, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
(h)    concurrently with the delivery of the Borrowing Base Certificate, a monthly trial balance showing Accounts outstanding aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
(i)    concurrently with the delivery of the Borrowing Base Certificate, an aging of accounts payable accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
(j)    concurrently with the delivery of the Borrowing Base Certificate or when an Event of Default shall have occurred and be continuing or Availability is less than the greater of (x) $9,000,000 and (y) fifteen percent (15%) of the Aggregate Revolving Loan Commitment at such time, at such more frequent intervals as Agent may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Effective Date), collateral reports, including all additions and reductions (cash and non-cash) with respect to Accounts of the Credit Parties in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion each of which shall be prepared by the Borrower Representative as of the last day of the immediately preceding week;
(k)    to Agent, at the time of delivery of each of the monthly financial statements delivered pursuant to subsection 4.1(b);
(i)    a reconciliation of the most recent Borrowing Base Certificate, general ledger and month-end accounts receivable aging of each Borrower to such Borrower’s general ledger and monthly financial statements delivered pursuant to subsection 4.1(b), in each case, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(ii)    a reconciliation of the perpetual inventory by location to each Borrower’s most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to subsection 4.1(b), in each case, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and
(iii)    a reconciliation of the outstanding Loans as set forth in the monthly loan account statement provided by Agent to each Borrower’s general ledger and monthly Financial Statements delivered pursuant to subsection 4.1(b), in each case, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
(l)    at the time of delivery of each of the financial statements delivered pursuant to Section 4.1, (i) a listing of government contracts of each Borrower subject to the Federal Assignment of Claims Act of 1940 or any similar state or municipal law; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency, in each case in the foregoing clauses (i) and (ii), entered into or filed in the prior Fiscal Quarter;
(m)    as soon as available after the end of each Fiscal Year, a preliminary annual operating plan for Victor Technologies and its Subsidiaries, on a consolidated basis, and within twenty (20) Business Days after the end of each Fiscal Year, a final operating plan approved by the board of directors of Victor Technologies, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets, income statements and statements of cash flows for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections and Availability projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, capital expenditures and facilities;
(n)    promptly upon receipt thereof, copies of any reports submitted by the certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants, including any comment letters submitted by such accountants to management of any Credit Party in connection with their services;

(o)    upon Agent’s request from time to time, the Credit Parties shall permit and enable Agent to obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating the then Net Orderly Liquidation Value, or such other value as determined by Agent, of all or any portion of the Inventory of any Credit Party or any Subsidiary of any Credit Party; provided, that unless an Event of Default has occurred and is continuing, Agent may only obtain two such appraisals during any Fiscal Year; provided, further, that notwithstanding any provision herein to the contrary, the Credit Parties shall only be obligated to reimburse Agent for the expenses of such appraisals occurring twice per year or more frequently so long as an Event of Default has occurred and is continuing;
(p)    [Reserved];
(q)    to Agent, within two (2) Business Days after entering in such agreement or amendment, copies of all Rate Contracts or amendments thereto;
(r)    [Reserved]; and
(s)    promptly, such additional business, financial, corporate affairs, perfection certificates and other information as Agent may from time to time reasonably request.
4.3    Notices. The Borrowers shall notify promptly Agent of each of the following (and in no event later than three (3) Business Days after a Responsible Officer becoming aware thereof):
(a)    the occurrence or existence of any Default or Event of Default;
(b)    any breach or non‑performance of, or any default under, any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;
(c)    any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in Liabilities (excluding damages relating to products liability claims other than claims for actual damages) in excess of $500,000;

(d)    the commencement of any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party (i) in which the amount of damages claimed or in which injunctive or similar relief is sought and which, in each case, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (ii) in which the relief sought is an injunction or other stay of the performance of this Agreement, any other Loan Document or any Related Agreement;
(e)    (i) the receipt by any Credit Party of any notice of material violation of or potential material liability or similar notice under Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in Material Environmental Liabilities, (iii) the receipt by any Credit Party of notification that any property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would have a reasonable likelihood of resulting in Material Environmental Liabilities;
(f)    (i) promptly, and in any event within ten (10) days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (ii) promptly, and in any event within ten (10) days after any officer of any ERISA Affiliate knows or has reason to know that an ERISA Event will or has occurred that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Title IV Plan pertaining thereto;
(g)    any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agent and Lenders pursuant to this Agreement;
(h)    any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(i)    the creation, establishment or acquisition of any Subsidiary or the issuance by or to any Credit Party of any Stock or Stock Equivalent (other than issuances by Holdings of Stock or Stock Equivalents not requiring a mandatory prepayment hereunder).
Each notice pursuant to this Section 4.3 shall be in electronic form accompanied by a statement by a Responsible Officer of the Borrower Representative, on behalf of the Borrowers, setting forth reasonable details of the occurrence referred to therein, and, if applicable, stating what action the Borrowers or other Person proposes to take with respect thereto and at what time. Each notice under subsection 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.
4.4    Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each of its Subsidiaries to:
(c)    preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except, with respect to the Borrowers’ Subsidiaries, in connection with transactions permitted by Section 5.3;
(d)    preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.3 and sales of assets permitted by Section 5.2 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
(e)    preserve or renew all of its registered Trademarks, the non‑preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and
(f)    conduct its business and affairs without knowing infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the material terms of its IP Licenses.
4.5    Maintenance of Property. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its material Real Property and personal property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6    Insurance.
(a)    Each Credit Party shall (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Credit Parties (including policies of life, fire, theft, product liability, public liability, Flood Insurance (solely with respect to Real Property for which a Mortgage is delivered to Agent in accordance herewith), property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrowers) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties and (ii) cause all such insurance relating to any property or business of any Credit Party to name Agent as additional insured or loss payee, as appropriate. All policies of insurance on real and personal property of the Credit Parties will contain an endorsement, in form and substance acceptable to Agent, showing loss payable to Agent (Form CP 1218 or equivalent) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to Agent, will provide that the insurance companies will give Agent at least 30 days’ prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Credit Parties or any other Person shall affect the right of Agent to recover under such policy or policies of insurance in case of loss or damage. Subject to the Intercreditor Agreement, each Credit Party shall direct all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder directly to Agent. If any such insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Agent jointly, Agent may endorse such Credit Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent reserves the right at any time, upon review of each Credit Party’s risk profile, to require additional forms and limits of insurance. Notwithstanding the requirement in subsection (i) above, Federal Flood Insurance shall not be required for (x) Real Estate not located in a Special Flood Hazard Area, or (y) owned Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.
(b)    If the Credit Parties fail to maintain the insurance coverage required by Section 4.6(a) above, Agent may purchase insurance at the Credit Parties’ expense to protect Agent’s and Lenders’ interests in the Credit Parties’ and their Subsidiaries’ properties. This insurance may, but need not, protect the Credit Parties’ and their Subsidiaries’ interests. The coverage that Agent purchases may not pay any claim that any Credit Party or any Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Subsidiary in connection with said Property. The Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that there has been obtained insurance as required by this Agreement. If Agent purchases insurance, the Credit Parties will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance the Borrowers may be able to obtain on their own.
4.7    Payment of Obligations. Such Credit Party shall pay, discharge and perform as the same shall become due and payable:
(a)    all tax liabilities, assessments and governmental charges or levies upon it or its Property, unless (i) the same are being contested in good faith by appropriate proceedings diligently prosecuted which (other than in the case of an Australian Credit Party) stay the filing or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person; and (ii) the aggregate Liabilities secured by such Lien do not exceed $1,000,000; and
(b)    payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of any underfunded Benefit Plan.
4.8    Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
4.9    Inspection of Property and Books and Records. Each Credit Party shall maintain books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made. Each Credit Party shall with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (a) provide access to such property to Agent and any of its Related Persons, from time to time, but no more frequently than twice in any Fiscal Year, and in all cases accompanied by a representative of a Credit Party, (unless an Event of Default shall have occurred and be continuing, in which event as frequently as Agent determines to be appropriate); and (b) permit Agent and any of its Related Persons to conduct field examinations, audit, inspect and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party’s books and records, and evaluate and make physical verifications of the Inventory and other Collateral in any reasonable manner, in each instance, at the Credit Parties’ expense; provided the Credit Parties shall only be obligated to reimburse Agent for the expenses for two such visits, field examinations, audits and inspections per

Fiscal Year or more frequently if an Event of Default has occurred and is continuing. Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense.
4.10    Use of Proceeds. The Borrowers shall use the proceeds of the Loans solely as follows: (a) to pay on the Effective Date the purchase price for the Effective Date Acquisition, (b) to pay costs and expenses of the Related Transactions and costs and expenses required to be paid pursuant to Section 2.1, and (c) for working capital, capital expenditures and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement.
4.11    Cash Management Systems. Each Credit Party (other than an Australian Credit Party) shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements providing for “springing” cash dominion with respect to each deposit, securities, commodity or similar account maintained by such Person (other than (x) any payroll account so long as such payroll account is a zero balance account and withholding tax and fiduciary accounts or (y) other deposit, securities, commodity or similar accounts holding, in the aggregate, not more than $500,000 at any one time) as of or after the Effective Date. With respect to accounts subject to “springing” Control Agreements, Agent shall not deliver to the relevant depository, securities intermediary or commodities intermediary a notice or other instruction which provides for exclusive control over such account by Agent unless a Dominion Period is continuing. The Credit Parties shall not maintain cash on deposit in disbursement accounts in excess of outstanding checks and wire transfers payable from such accounts and amounts necessary to meet minimum balance requirements. Each Australian Credit Party shall cause each deposit, securities, commodity or similar account maintained by such Person (other than (x) any payroll account so long as such payroll account is a zero balance account and withholding tax and fiduciary accounts or (y) other deposit, securities, commodity or similar accounts holding, in the aggregate, not more than $500,000 at any one time) to constitute an Australian Blocked Account.
4.12    Landlord Agreements. Each Credit Party shall use commercially reasonable efforts to obtain a landlord agreement or bailee, as applicable, from the lessor of each leased property, or bailee in possession of any Collateral with respect to each location where any Collateral is stored or located, which agreement shall be reasonably satisfactory in form and substance to Agent.
4.13    Further Assurances.
Promptly upon request by Agent, the Credit Parties shall take such additional actions and execute such documents as Agent may reasonably require from time to time in order

(i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests of the Credit Parties covered by any of the Collateral Documents and (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby. Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, as listed on Schedule 4.13, the Credit Parties shall promptly cause each of their Domestic Subsidiaries (other than Domestic Subsidiaries owned indirectly through a Foreign Subsidiary or a Domestic Subsidiary substantially all of whose assets constitute Stock or Stock Equivalents of Foreign Subsidiaries), Victor Technologies Australia Pty Ltd. and Cigweld Pty Ltd, to guaranty the Obligations and to cause each such Subsidiary to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the Intercreditor Agreement and the limitations hereinafter set forth, substantially all of such Subsidiary’s Property to secure such guaranty. Furthermore and except as otherwise approved in writing by Required Lenders, each Credit Party shall promptly pledge all of the Stock and Stock Equivalents of each of its Domestic Subsidiaries (other than Domestic Subsidiaries owned indirectly through a Foreign Subsidiary) and First Tier Foreign Subsidiaries (provided that with respect to any First Tier Foreign Subsidiary such pledge shall be limited to sixty-five percent (65%) of such Foreign Subsidiary’s outstanding voting Stock and Stock Equivalents and one hundred percent (100%) of such Foreign Subsidiary’s outstanding non-voting Stock and Stock Equivalents), in each instance, to Agent, for the benefit of the Secured Parties, to secure the Obligations. For the avoidance of doubt, unless otherwise agreed to by Borrower Representative, only those Domestic Subsidiaries or Foreign Subsidiaries listed on Schedule 4.13 shall, on the Effective Date, grant a security interest in such Subsidiary’s Property, pledge the Stock or Stock Equivalent of a Subsidiary or have their Stock or Stock Equivalent pledged by any Credit Party; provided, that (x) none of C&G Merger Co., Thermadyne Cylinder Co. and C&G Systems Holding, Inc. shall be required to guaranty the Obligations, grant a security interest in their Property or pledge the Stock or Stock Equivalent of a Subsidiary and (y) C&G Merger Co. shall not be required to have its Stock or Stock Equivalent pledged by any Credit Party. In connection with each pledge of Stock and Stock Equivalents evidenced by a certificate, the Credit Parties shall deliver, or cause to be delivered, to Agent, stock powers with respect thereto, as applicable, duly executed in blank. In the event any Credit Party acquires any Real Estate with a fair market value in excess of $1,000,000, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Agent (with regard to such Real Estate located in the United States and only to the extent customary in any other jurisdiction), (v) in the case of Real Estate owned by a Credit Party within 45 days of such Acquisition, an appraisal complying with FIRREA if required thereunder, (w) within forty-five days of receipt of notice from Agent that Real Estate is located in a Special Flood Hazard Area, Federal Flood Insurance as required by

Section 4.6, (x) a fully executed Mortgage, in form and substance reasonably satisfactory to Agent together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to Agent, in form and substance and in an amount reasonably satisfactory to Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens other than Permitted Liens and liens in existence at the time of the acquisition, (y) in the case of Real Estate owned by a Credit Party within forty-five days of such Acquisition, then current A.L.T.A. surveys, certified to Agent by a licensed surveyor only if required to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (z) an environmental site assessment prepared by a qualified firm reasonably acceptable to Agent, in form and substance satisfactory to Agent. In addition to the obligations set forth in Sections 4.6 and 4.13(w), within forty-five days after written notice from Agent to Credit Parties that any Real Estate is located in a Special Flood Hazard Area, Credit Parties shall satisfy the Federal Flood Insurance requirements of Section 4.6. As to any leasehold or occupancy interest acquired by a Credit Party, the requirements of this Section 4.13 shall be waived if the applicable lease or occupancy agreement does not permit the same and the landlord fails to permit the same after reasonable efforts by the Credit Parties.
Notwithstanding anything to contrary, in the event that any Credit Party forms or acquires a Subsidiary, the Credit Parties shall comply with the applicable guaranty, grant and pledge requirements of this Section 4.13 within thirty (30) days after the date of formation, acquisition or other triggering event, as applicable, (or such longer period as the Agent may agree in its sole discretion).
4.14    Environmental Matters. Each Credit Party shall comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Environmental Liability. Without limiting the foregoing, if an Event of Default is continuing or if Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Credit Party or that there exist any Environmental Liabilities that in each case could be reasonably be expected to result in Material Environmental Liabilities, then each Credit Party shall, promptly upon receipt of request from Agent, cause the performance of, and allow Agent and its Related Persons access to such Real Estate for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent.
ARTICLE V.
NEGATIVE COVENANTS
Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:
5.1    Limitation on Liens. No Credit Party shall directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
(t)    any Lien existing on the Property of a Credit Party on the Effective Date and set forth in Schedule 5.1 securing Indebtedness permitted by subsection 5.5(c), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by subsection 5.5(c);
(u)    any Lien created under any Loan Document;
(v)    Liens for taxes, fees, assessments or other governmental charges (i) that are not more than 30 days past due or remain payable without penalty, or (ii) the non‑payment of which is permitted by Section 4.7 or which are otherwise bonded, insured over or guaranteed and being disputed in good faith and by appropriate proceedings diligently prosecuted, which proceedings (other than in the case of an Australian Credit Party) have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;
(w)    Liens imposed by law (including, without limitation, Liens in favor of customers for equipment under order or in respect of advances paid in connection therewith) such as carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not past due by more than 60 days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;
(x)    Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;
(y)    Liens consisting of judgment or judicial attachment liens (other than for payment of taxes, assessments or other governmental charges permitted by clause (c) above), that do not constitute an Event of Default under Section 7.1(h);
(z)    easements, rights‑of‑way, zoning and other restrictions, encroachments, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, in the aggregate, do not interfere in any material respect with the conduct of the businesses of any Credit Party or any Subsidiary of the Credit Parties or could not reasonably be expected to have a Material Adverse Effect;
(aa)    Liens on any Property acquired or improved or held by any Credit Party or any Subsidiary of any Credit Party securing Indebtedness incurred or assumed (including any Permitted Refinancing thereof) for the purpose of financing (or refinancing) all or any part of the cost of acquiring or improving such Property and permitted under subsection 5.5(d); provided that (i) any such Lien attaches to such Property concurrently with or within 90 days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction and the proceeds thereof, and (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such Property; provided, further, that individual financing of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;
(bb)    Liens securing Capital Lease Obligations permitted under subsection 5.5(d);
(cc)    any interest or title of a lessee, a mortgage on the leasehold interest of any lessee, lessor or sublessor under any lease permitted or not prohibited by this Agreement;
(dd)    non-exclusive IP Licenses granted by a Credit Party and leases or subleases (by a Credit Party as lessor or sublessor) to third parties in the not materially interfering with the business of the Credit Parties or any of their Subsidiaries in the aggregate;
(ee)    Liens in favor of collecting banks arising by operation of law under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under 4-208 of the Uniform Commercial Code;

(ff)    Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;
(gg)    (i) Liens in favor of customs and revenue authorities arising as a matter of law that secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business and (ii) pledges and deposits to secure reimbursement or indemnification obligations in respect of letters of credit (other than Letters of Credit) or bank guarantees issued to secure payment of custom duties in connection with the importation of goods;
(hh)    Liens securing Indebtedness permitted under Section 5.5(f) and any Permitted Refinancing thereof;
(ii)    Liens that are contractual rights of set-off relating to any bankers automated payment facilities; ;
(jj)    Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights; and
(kk)    Liens consisting of deposits with providers of Rate Contracts as collateral for obligations under such Rate Contracts in an aggregate amount not to exceed $1,000,000 at any time on deposit.

5.2    Disposition of Assets. No Credit Party shall directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the Stock of any Subsidiary of any Credit Party, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:
(j)    dispositions of inventory, supplies, materials and worn-out or surplus equipment (including Intellectual Property contained therein), no longer useful in the business of Holdings or any of its Subsidiaries, all in the Ordinary Course of Business;
(k)    dispositions (other than of (i) the Stock of any Subsidiary of any Credit Party to a Person other than another Credit Party or (ii) any Accounts of any Credit Party) not otherwise permitted hereunder which are made for fair market value; provided, that (x) at the time of any such disposition, no Event of Default shall exist or shall result from such disposition, (y) not less than seventy-five percent (75%) of the aggregate sales price from such disposition shall be paid in cash; provided that the amount of any Indebtedness that is assumed by the transferee shall be deemed cash and (z) the aggregate fair market value of all assets so sold by the Credit Parties, together, shall not exceed in any Fiscal Year $5,000,000;
(l)    dispositions of Cash Equivalents;
(m)    transactions permitted under Section 5.1(k) and Section 5.3;
(n)    (i) sales, transfer, leases or other dispositions of assets to a Credit Party or (ii) sales, transfer, leases or other dispositions of assets to Subsidiaries that are not Credit Parties (it being understood that any such sale, transfer, lease or other disposition shall constitute an Investment subject to the restrictions set forth in Section 5.4(g) hereof);
(o)    sale and leaseback transactions permitted under Section 5.18;
(p)    Investments permitted under Section 5.4;
(q)    the sale or disposition on a non-recourse basis of past due Accounts as to which the Account Debtor (x) is not a Credit Party and (y) has become (or, in the reasonable judgment of the Borrowers, is likely to become) subject to the operation of any law relating to insolvency, bankruptcy or liquidation in any country or territory in which it carries on business or the jurisdiction of whose courts any part of its assets is subject; provided that such Accounts were not included as Eligible Accounts in the Borrowing Base Certificate most recently delivered; and
(r)    dispositions of any Property listed on Schedule 5.2.
5.3    Consolidations and Mergers. No Credit Party shall consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except upon not less than five (5) Business Days prior written notice to Agent, (a) any Subsidiary of a Borrower may merge with, or dissolve or liquidate into, a Borrower or a Wholly-Owned Subsidiary of a Borrower which is both a Domestic Subsidiary and a Credit Party, provided that such Borrower or such Wholly-Owned Subsidiary which is a Domestic Subsidiary shall be the continuing or surviving entity and all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent to secure the Obligations shall have been completed and (b) any Credit Party may merge with, or dissolve or liquidate into or convey, transfer or lease or otherwise dispose of all or substantially all of its assets, in each case, to another Credit Party; provided that both Credit Parties are organized under the laws of the same country and all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent to secure the Obligations shall have been completed.
5.4    Acquisitions; Loans and Investments. No Credit Party shall (i) purchase or acquire, or make any commitment to purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or purchase, or commit to make or purchase, any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including a Borrower, any Affiliate of a Borrower or any Subsidiary of a Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:
(a)    Investments in cash and Cash Equivalents;
(b)    (x) Investments by any Credit Party in or to any other Credit Party (other than Holdings or any Australian Credit Party), (y) Investments by any Credit Party which is a Foreign Subsidiary in or to any other Credit Party which is a Foreign Subsidiary (provided that both such Foreign Subsidiaries are organized under the laws of the same country) and (z) Investments in an aggregate principal amount not to exceed Aus$25,000,000 consisting of intercompany loans made by Holdings and/or VT International to Victor Technologies Australia Pty Ltd. (“VT Australia”), as applicable, in connection with the recapitalization of VT Australia occurring during the Fiscal Year ending on December 31, 2010; provided, that, in connection with any such Investment by a Credit Party in the form of any extension of credit: (i) if any Credit Party executes and delivers to any Borrower or Credit Party a note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing by such Credit Party, subject to the Intercreditor Agreement, that Intercompany Note shall be pledged and delivered to Agent pursuant to the Guaranty and Security Agreement as additional collateral security for the Obligations; (ii) each Credit Party shall accurately record all intercompany transactions on its books and records as required by GAAP; and (iii) at the time any such intercompany loan or advance is made by any Borrower to any other Credit Party and after giving effect thereto, each such Borrower shall be Solvent;
(c)    Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to subsection 5.2(b) and Section 5.3;

(d)    Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;
(e)    Investments existing on the Effective Date and set forth in Schedule 5.4;
(f)    loans or advances to employees permitted under Section 5.6;
(g)    any Credit Party may (x) make Investments in any non-wholly-owned Domestic Subsidiary or any other Person organized under the laws of a state of the United States which, in each case, is not a Credit Party in an amount not to exceed $2,500,000 outstanding at any time, (y) make Investments in, or create, any wholly-owned Foreign Subsidiary and (z) make Investments in any joint venture; provided that, in the case of (y) and (z) above:
(vi)    the aggregate amount of such Investments funded after the Effective Date permitted by clauses (y) and (z) of subsection 5.4(g) outstanding from time to time, (the “Outstanding Investment Amount”) shall not exceed $30,000,000; provided that when calculating the Outstanding Investment Amount at any point in time, the amount of such investments shall be reduced by the total of the amounts distributed on and after the after the Effective Date to any Credit Party on account of such Investments made in such wholly-owned Foreign Subsidiaries or joint ventures, even if such reduction reduces the Outstanding Investment Amount to less than $0; and
(vii)    65% of the stock of any such direct wholly-owned Foreign Subsidiary (except in that in the case of an Australian Credit Party, 100% of such stock) shall be pledged to secure the Obligations;
(h)    Permitted Acquisitions;
(i)    Rate Contracts permitted under Section 5.9;
(j)    Investments resulting from pledges or deposits consisting of Permitted Liens;
(k)    Investments resulting from pledges and deposits referred to in Sections 5.3 and 5.4(b); and
(l)    other Investments by the Credit Parties in an aggregate amount outstanding at any time (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $10,000,000 (plus any interest, dividends, distributions and returns of capital actually received by the Credit Parties in respect of Investments made pursuant to this clause (l) after the Effective Date); provided, that if (i) the aggregate principal amount of Revolving Loans outstanding after giving pro forma effect to such Investments is less than $10,000,000, (ii) no Event of Default has occurred and is continuing, (iii) (x) average daily Availability for the consecutive ninety (90)-day period ending on the date such Investment is made, (y) projected average daily Availability for the consecutive ninety (90) day-period commencing on the date such Investment is made, and (z) Availability at the time such Investment is made, in each case, after giving pro forma effect thereto, is not less than the greater of (1) $12,000,000 and (2) twenty percent (20%) of the Aggregate Revolving Loan Commitment at such time, and (iv) Agent shall have received a Covenant Certificate demonstrating that Fixed Charge Coverage Ratio as of the last day of the consecutive twelve-fiscal month period most recently ended prior to the date such Investment is made for which financial statements have been delivered pursuant to Section 4.1(b) is not less than 1.20 to 1.00, then the amount of such Investment shall not be limited and may exceed the $10,000,000 limitation set forth above.
5.5    Limitation on Indebtedness. No Credit Party shall create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
(c)    the Obligations;
(d)    Contingent Obligations with respect to (i) any Indebtedness permitted to be incurred under this Agreement, (ii) operating leases and other obligations of any Credit Party or any Subsidiary of a Credit Party not constituting Indebtedness enters into in the Ordinary Course of Business, and (iii) guarantees (other than guarantees of Indebtedness) entered into in the Ordinary Course of Business;
(e)    Indebtedness existing on the Effective Date and set forth in Schedule 5.5;
(f)    Indebtedness not to exceed the principal amount $30,000,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations, mortgage financing for purchase money Indebtedness or secured by Liens permitted by subsection 5.1(h) and Permitted Refinancings thereof;
(g)    unsecured intercompany Indebtedness permitted pursuant to subsection 5.4(b) or (g);
(h)    (i) Indebtedness under the Indenture not to exceed the sum of (x) $260,000,000 in the aggregate principal amount at any time outstanding, plus (y) the amount of Initial Additional Senior Notes Indebtedness at any time outstanding; provided, that an unlimited amount of additional Indebtedness under the Indenture (“Additional Senior Notes Indebtedness”) shall be permitted under this clause (f) if the following conditions are satisfied: (1) no Event of Default has occurred and is continuing, (2) such Additional Senior Notes Indebtedness shall be on terms and conditions substantially similar to those governing the Senior Notes, (3) 100% of the Net Issuance Proceeds of such Additional Senior Notes Indebtedness shall be used (x) as consideration paid or payable in connection with Permitted Acquisitions, (y) to fund the making of a Restricted Payment pursuant to Section 5.11(j) and in accordance with the terms of the Indenture, and/or (z) for any other purpose permitted under this Agreement, and (4) Agent shall have received a Covenant Certificate demonstrating that both before and after giving pro forma effect to the incurrence of any such Additional Senior Notes Indebtedness, (x) the Fixed Charge Coverage Ratio is not less than 1.20 to 1.00, (y) the Leverage Ratio is not greater than 4.75 to 1.00, in each case, as of the last day of the consecutive twelve-fiscal month period most recently ended prior to the date such Additional Senior Notes Indebtedness is incurred for which financial statements have been delivered pursuant to Section 4.1(b), and (z) Availability on the date of incurrence of such Additional Senior Notes Indebtedness shall not be less than the greater of (A) $24,000,000 and (B) forty percent (40%) of the Aggregate Revolving Loan Commitment at such time, and (ii) any Permitted Refinancing of any Indebtedness permitted by clause (i) above;
(i)    Indebtedness of Credit Parties that are Foreign Subsidiaries (excluding Capital Lease Obligations) in an aggregate outstanding principal amount not to exceed $5,000,000 and any Permitted Refinancing thereof;
(j)    (i) other unsecured Indebtedness not exceeding $100,000,000 in an aggregate principal amount at any time outstanding so long (i) as 100% of the Net Issuance Proceeds of such Indebtedness are used (x) to refinance or repay Indebtedness under the Senior Note Documents or Additional Senior Notes Indebtedness, (y) as consideration paid or payable in connection with Permitted Acquisitions or (z) to fund any Investments permitted under Section 5.4, (ii) Agent shall have received a Covenant Certificate demonstrating that after giving pro forma effect to the incurrence of any such Indebtedness, (x) Fixed Charge Coverage Ratio is not less than 1.20 to 1.00 and (y) Leverage Ratio is not greater than 4.75 to 1.00, in each case, as of the last day of the consecutive twelve-fiscal month period most recently ended prior to the date such Indebtedness is incurred for which financial statements have been delivered pursuant to Section 4.1(b), and (ii) any Permitted Refinancing of any Indebtedness permitted by clause (i) above;
(k)    Indebtedness pursuant to Rate Contracts permitted pursuant to Section 5.9;

(l)    Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to any Credit Party or Subsidiary of any Credit Party, pursuant to reimbursement or indemnification obligations to such Person, and incurred in the Ordinary Course of Business;
(m)    Indebtedness owed to any other Credit Party, to the extent permitted by Section 5.4; provided that Indebtedness of any Credit Party to any Credit Party or Subsidiary of a Credit Party shall be subordinated to the Obligations ;
(n)    (i) Indebtedness thereof in respect of (x) financing of insurance premiums, performance bonds, warranty bonds, bid bonds, appeal bonds, surety bonds and completion or performance guarantees and similar obligations, and (y) letters of credit, bank guarantees, banker’s acceptances and similar instruments issued as security for or in lieu of Indebtedness described in clause (x), in each case provided in the Ordinary Course of Business, including Indebtedness arising out of advances on exports, advances on imports, advances on trade receivables, customer prepayments and similar transactions in the Ordinary Course of Business and (ii) any Permitted Refinancing of any Indebtedness permitted by clause (i) above;
(o)    Indebtedness arising from (i) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn, or any other payment request or instruction made by any other means, against insufficient funds in the Ordinary Course of Business and (ii) corporate credit card programs, netting services or other cash management services in the Ordinary Course of Business;
(p)    assumed Indebtedness in connection with a Permitted Acquisition and any Permitted Refinancing thereof not exceeding $5,000,000;
(q)    Indebtedness arising from agreements of any Credit Party providing for indemnification, adjustment of purchase price, or similar obligations, in each case, incurred in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; and
(r)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (o) above.

5.6    Employee Loans and Transactions with Affiliates. No Credit Party shall enter into any transaction with any Affiliate of a Borrower or of any such Subsidiary, except:
(c)    as expressly permitted by this Agreement;
(d)    in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of a Borrower or such Subsidiary;
(e)    loans or advances to employees of Credit Parties for travel, entertainment and relocation expenses and other ordinary business purposes in the Ordinary Course of Business not to exceed $1,000,000 in the aggregate outstanding at any time;
(f)    non-cash loans or advances made by Holdings to employees of Credit Parties that are simultaneously used by such Persons to purchase Stock or Stock Equivalents of Holdings;
(g)    dividends permitted by Section 5.11;
(h)    Investments permitted by Sections 5.4(b), (f), and (g);
(i)    sales of Stock of Holdings to Affiliates of the Credit Parties not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith;
(j)    any transaction with an Affiliate where the only consideration paid by any Credit Party is Stock of Holdings;
(k)    (x) the transactions as contemplated by the Related Documents and (y) the reimbursement of fees and expenses incurred by Sponsor and its Affiliates in connection with the transactions on the Effective Date in an amount set forth in the funds flow memorandum delivered by Credit Parties to Agent prior to the Effective Date;
(l)    any transaction permitted by Section 5.7; and
(m)    transactions existing as of the Effective Date as described in Schedule 5.6.
All such transactions in excess of $500,000 and existing as of the Effective Date are described in Schedule 5.6.

5.7    Management Fees and Compensation. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party except:
(a)    payment of compensation to officers and employees for actual services rendered to the Credit Parties and their Subsidiaries in the Ordinary Course of Business;
(b)    payment of reasonable and customary directors’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings;
(c)    payment of a management fee to Sponsor pursuant to the Management Agreement not to exceed, for each Fiscal Year, the greater of (x) $1,500,000 and (y) 2.5% of EBITDA for such Fiscal Year, payable in advance in quarterly installments on each March 31, June 30, September 30 and December 31 (or if any such date is not a Business Day, on the last Business Day preceding such date); provided, that in the event the payments of such management fee are less than the greater of (x) $1,500,000 and (y) 2.5% of EBITDA for any Fiscal Year, the Sponsor shall be paid an additional amount equal to such discrepancy for such Fiscal Year; provided, however, that the fees described in this clause (c) shall not be paid during any period while an Event of Default has occurred and is continuing or would arise as a result of such payment; provided, further any fees not paid due to the existence of an Event of Default shall be deferred and may be paid when no Event of Default exists;
(d)    reimbursement of reasonable out-of-pocket costs and expenses required to be paid pursuant to the Management Agreement;
(e)    so long as no Event of Default has occurred and is continuing, investment banking fees in connection with any Acquisition in accordance with the terms of the Management Agreement as in affect on the Effective Date; and
(f)    any transaction permitted by Section 5.6.
5.8    Margin Stock; Use of Proceeds. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.9    Rate Contracts. No Credit Party shall enter into a Rate Contract other than Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation.
5.10    Compliance with ERISA. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event.
5.11    Restricted Payments. No Credit Party shall (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding or (iii) make any prepayment of principal of, payment of premium, if any, or early redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”); except that a Borrower or any Wholly-Owned Subsidiary of a Borrower may make Restricted Payments to a Borrower or any Wholly-Owned Subsidiary of a Borrower, and except that:
(a)    Holdings may declare and make Restricted Payments payable solely in its Stock or Stock Equivalents; and
(b)    payments to Holdings to permit Holdings, and the subsequent use of such payments by Holdings (or its direct or indirect parent), to repurchase or redeem Stock of Holdings or any direct or indirect parent thereof held by former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Credit Party, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any Fiscal Year, the sum of (x) $3,000,000, plus (y) the amount of any Net Issuance Proceeds received by or contributed to any Credit Party from the issuance and sale since the Effective Date of Stock of Holdings or any direct or indirect parent thereof to officers, directors or employees of any Credit Party that have not been used to make any repurchases, redemptions or payments under this clause (b) or utilized to make acquisitions under Section 5.6(h), plus (z) the net cash proceeds of any “key-man” life insurance policies of any Credit Party that have not been used to make any repurchases, redemptions or payments under this clause (b); provided all of the following conditions are satisfied:
(i)    no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment; and

(ii)    after giving effect to such Restricted Payment, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered.
(c)    whether or not an Event of Default has occurred or is continuing, in the event the Credit Parties file a consolidated, combined, unitary or similar type income tax return with Holdings, the Credit Parties may make distributions to Holdings to permit Holdings to pay federal and state income and franchise taxes then due and payable and other similar licensing expenses incurred in the Ordinary Course of Business provided, that the amount of such distribution shall not be greater than the amount of such taxes or expenses that would have been due and payable by the Credit Parties and their relevant Subsidiaries had the Credit Parties not filed a consolidated, combined, unitary or similar type return with Holdings;
(d)    (i) to the extent actually used by Holdings to pay such taxes, costs and expenses, payments by the Credit Parties to or on behalf of Holdings in an amount sufficient to pay fees required to maintain the legal existence of Holdings and (ii) payments by the Credit Parties to or on behalf of Holdings in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the Ordinary Course of Business of Holdings, in the case of clauses (i) and (ii) in an aggregate amount not to exceed $1,000,000 in any Fiscal Year;
(e)    the payments contemplated by Sections 5.7(a), (b) and (c), subject to the limitations set forth therein;
(f)    dividends to Holdings (or any direct or indirect parent thereof) the proceeds of which are used to make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options, or other securities convertible into or exchangeable for Stock in an amount not to exceed $10,000 in any Fiscal Year;
(g)    dividends constituting non-cash repurchases of Stock of Holdings (or any direct or indirect parent thereof) deemed to occur upon exercise of stock options or warrants (or equivalent) if such Stock represent a portion of the exercise price of such options or warrants;
(h)    any non-Wholly-Owned Subsidiary of a Credit Party may declare and make dividend payments and other distributions so long as a Borrower or any Wholly-Owned Subsidiary of Holdings receives its pro rata share of such dividend or other distribution;

(i)    Restricted Payments with respect to Subordinated Indebtedness to the extent permitted by the relevant subordination agreement; and
(j)    So long as no Event of Default has occurred and is continuing, Restricted Payments to Holdings for distribution by Holdings to its direct or indirect parent in an amount not to exceed $10,000,000 for any consecutive twelve-fiscal month period; provided that: (i) (x) average daily Availability for the consecutive ninety (90)-day period ending on the date such Restricted Payment is made, (y) projected average daily Availability for the consecutive ninety (90) day-period commencing on the date such Restricted Payment and (z) Availability at the time such Restricted Payment is made, in each case, after giving pro forma effect thereto, is not less than the greater of (1) $15,000,000 and (2) twenty-five percent (25%) of the Aggregate Revolving Loan Commitment at such time, and (ii) Agent shall have received a Covenant Certificate demonstrating that Fixed Charge Coverage Ratio as of the last day of the consecutive twelve-fiscal month period most recently ended prior to the date such Restricted Payment is made for which financial statements have been delivered pursuant to Section 4.1(b), is not less than 1.20 to 1.00; provided, further, that that if (A) the aggregate principal amount of Revolving Loans outstanding after giving pro forma effect to such Restricted Payment is less than $10,000,000, (B) no Event of Default has occurred and is continuing, (C) (x) average daily Availability for the consecutive ninety (90)-day period ending on the date such Restricted Payment is made, (y) projected average daily Availability for the consecutive ninety (90) day-period commencing on the date such Restricted Payment is made, and (z) Availability at the time such Restricted Payment is made, in each case, after giving pro forma effect thereto, is not less than the greater of (1) $24,000,000 and (2) forty percent (40%) of the Aggregate Revolving Loan Commitment at such time, and (iv) Agent shall have received a Covenant Certificate demonstrating that Fixed Charge Coverage Ratio as of the last day of the consecutive twelve-fiscal month period most recently ended prior to the date such Restricted Payment is made for which financial statements have been delivered pursuant to Section 4.1(b), is not less 1.20 to 1.00, then the amount of such Restricted Payment shall not be limited and may exceed the $10,000,000 limitation set forth above.
5.12    Change in Business. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any line of business different from those lines of business carried on by it on the date hereof or which are similar, reasonably related, ancillary or complimentary thereto or are reasonable extensions thereof. Holdings shall not engage in any business activities or own any Property other than (i) ownership of the Stock and Stock Equivalents of Victor Technologies, (ii) activities and contractual rights incidental to the foregoing and maintenance of its corporate existence and legal, tax and accounting matters in connection with any other activity permitted hereunder, (iii) performance of its obligations under the Related Agreements to which it is a party and (iv) activities in connection with non-consensual obligations and Liens permitted hereunder.
5.13    Change in Structure. Except as expressly permitted under Section 5.3, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, make any material changes in its equity capital structure, issue any Stock or Stock Equivalents or amend any of its Organization Documents, in each case, in a manner adverse to Agent or Lenders in any material respect.
5.14    Changes in Accounting, Name or Jurisdiction of Organization. No Credit Party shall, and no Credit Party shall suffer or permit any of its consolidated Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, (iii) in the case of a Credit Party, (x) change its name as it appears in official filings in its jurisdiction of organization, (y) change its jurisdiction of organization, or (z) change the type of its organization, in the case of clauses (iii)(x) and (z), without at least ten (10) Business Days’ (or such shorter period as Agent may agree in its sole discretion) prior written notice to Agent and the Credit Parties shall have taken such actions as are reasonably required to maintain Agent’s Lien in the Collateral.
5.15    Amendments to Related Agreements and Other Agreements.
(a)    No Credit Party shall and no Credit Party shall permit any of its Subsidiaries party to any such agreement, to (i) amend, supplement, waive or otherwise modify any provision of, any Related Agreement (other than the Senior Note Documents) in a manner adverse in any material respect to Agent or Lenders or which would reasonably be expected to have a Material Adverse Effect, or (ii) take or fail to take any action under any Related Agreement that would reasonably be expected to have a Material Adverse Effect.
(b)    No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries directly or indirectly to, change or amend the terms of any Senior Note Documents or any Subordinated Indebtedness not subject to a subordination agreement, if the effect of such change or amendment is to: (i) increase the interest rate on such Indebtedness by more than 200 basis points per annum; (ii) shorten the dates upon which payments of principal or interest are due on such Indebtedness; (iii) add or change in a manner materially adverse to the Credit Parties any event of default or add or make materially more restrictive any covenant with respect to such Indebtedness; (iv) change in a manner adverse to the Credit Parties the prepayment provisions of such Indebtedness; (v) change the subordination provisions thereof (or the subordination terms of any guaranty thereof), if any; or (vi) change or amend any other term thereof if such change or amendment would materially increase the obligations of the Credit Parties or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Credit Parties, Agent or Lenders.
5.16    No Further Negative Pledges.
(a)    No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, (i) directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to a Borrower or any other Credit Party or (ii) directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of the Credit Parties’ assets in favor of Agent to secure the Obligations, whether now owned or hereafter acquired except, in each case of (i) and (ii) above, for such restrictions and encumbrances existing under or by reason of (1) applicable Requirements of Law; (2) this Agreement, the other Loan Documents and any instrument governing Indebtedness permitted under Section 5.5(f); (3) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Credit Party; (4) customary provisions restricting assignment of any agreement entered into by a Credit Party in the Ordinary Course of Business; (5) any holder of a Lien permitted by Sections 5.1(a), (c), (d), (e), (f), (g), (l), (m), (n), (o) and (q) restricting the transfer of the property subject thereto; (6) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 5.4 pending the consummation of such sale; (7) any agreement in effect at the time such Credit Party becomes a Credit Party, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Credit Party and not pertaining to Accounts, Inventory or depository accounts; (8) without affecting the Credit Parties’ obligations under Section 4.13, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the Ordinary Course of Business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (9) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the Ordinary Course of Business; (10) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired and not pertaining to Accounts, Inventory or depository accounts; (11) restrictions pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Stock of or property held in the subject joint venture; (12) any instruments governing Indebtedness of any Subsidiary of Holdings that is not a Credit Party; provided, that such instruments do not limit any Credit Party with respect to any action described in clauses (i) and (ii) above by such Credit Party; or (13) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3), (8) or (12) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.
(b)    No Credit Party shall issue any Stock or Stock Equivalents (i) if such issuance would result in an Event of Default under subsection 7.1(k) and (ii) unless such Stock and Stock Equivalents (other than the Stock and Stock Equivalents of Holdings) are pledged to Agent, for the benefit of the Secured Parties, as security for the Obligations, on substantially the same terms and conditions as the Stock and Stock Equivalents of the Credit Parties are pledged to Agent as of the Effective Date.
5.17    OFAC; Patriot Act. No Credit Party shall fail to comply in any material respects with the laws, regulations and executive orders referred to in Sections 3.30 and 3.31.
5.18    Sale-Leasebacks. No Credit Party shall engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets (a “Sale-Lease Back Transaction”) unless (i) the sale of such Property is permitted by Section 5.2(b) and (ii) any Liens arising in connection with its use of such Property are permitted by Section 5.1.
5.19    Hazardous Materials. Except as could not reasonably be expected to result in Material Environmental Liabilities, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any Real Estate (whether or not owned by any Credit Party or any Subsidiary of any Credit Party).
5.20    Prepayments of Other Indebtedness. No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled due date or maturity, other than (a) the Obligations, (b) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in a transaction permitted hereunder, (c) with proceeds of any Permitted Refinancing of Indebtedness permitted under Section 5.5, (d) prepayments of other Indebtedness (excluding Subordinated Indebtedness) so long as (i) the principal amounts prepaid do not exceed $36,000,000 in the aggregate for any consecutive twelve-fiscal month period, (ii) no Event of Default has occurred and is continuing, (iii) (x) average daily Availability for the consecutive ninety (90)-day period ending on the date such prepayment is made, (y) projected average daily Availability for the consecutive ninety (90) day-period commencing on the date such prepayment is made, and (z) Availability at the time such prepayment is made, in each case, after giving pro forma effect to such prepayment, is not less than the greater of (1) $9,000,000 and (2) fifteen percent (15%) of the Aggregate Revolving Loan Commitment at such time, and (iv) Agent shall have received a Covenant Certificate demonstrating that Fixed Charge Coverage Ratio as of the last day of the consecutive twelve-fiscal month period most recently ended prior to the date such repayment is made for which financial statements have been delivered pursuant to Section 4.1(b) is not less than 1.20 to 1.00; provided, however, that if (i) no Event of Default has occurred and is continuing, (ii) (x) average daily Availability for the consecutive ninety (90)-day period ending on the date such prepayment is made, (y) projected average daily Availability for the consecutive ninety (90) day-period commencing on the date such prepayment is made, and (z) Availability at the time such prepayment is made, in each case, after giving pro forma effect to such prepayment, is not less than the greater of (1) $12,000,000 and (2) twenty percent (20%) of the Aggregate Revolving Loan Commitment at such time, and (iii) Agent shall have received a Covenant Certificate demonstrating that Fixed Charge Coverage Ratio as of the last day of the consecutive twelve-fiscal month period most recently ended prior to the date such repayment is made for which financial statements have been delivered pursuant to Section 4.1(b) is not less than 1.20 to 1.00, then the amount of any such prepayment (including with respect to Subordinated Debt) shall not be limited and may exceed the $36,000,000 limitation set forth above, and (e) prepayment of intercompany Indebtedness to Credit Parties.
ARTICLE VI.
FINANCIAL COVENANT
Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:
6.1    Fixed Charge Coverage Ratio. With respect to any date on which Availability is less than the Availability Threshold, the Fixed Charge Coverage Ratio for the four-Fiscal Quarter period ending on the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to subsection 4.1(b) shall not be less than 1.10 to 1.00. “Fixed Charge Coverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).

ARTICLE VII.
EVENTS OF DEFAULT
7.1    Events of Default. Any of the following shall constitute an “Event of Default”:
(g)    Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of, or interest on, any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or (ii) to pay within five (5) Business Days after the same shall become due, any fee or any other amount payable hereunder or pursuant to any other Loan Document;
(h)    Representation or Warranty. (i) Any representation, warranty or certification by or on behalf of any Credit Party made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made or (ii) any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than (A) inadvertent errors not resulting in overstating the Borrowing Base set forth therein by an amount in excess of $1,000,000 in the aggregate in any Borrowing Base Certificate, (B) errors understating the Borrowing Base and (C) errors occurring when Availability continues to exceed the Availability Threshold after giving effect to the correction of such errors);
(i)    Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of subsection 4.2(a), 4.2(b), 4.2(d), 4.3(a) or 9.10(d), Section 4.6, 4.9, 4.10 or 4.11 or Article V or VI;
(j)    Other Defaults. Any Credit Party fails to perform or observe (i) any term, covenant or agreement contained in Section 4.1 and such default shall continue unremedied for a period of three (3) days after the occurrence thereof or (ii) any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (x) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (y) the date upon which written notice thereof is given to the Borrower Representative by Agent or Required Lenders;
(k)    Cross‑Default. Any Credit Party (i) fails to make any payment of principal or interest in respect of any Indebtedness (other than the Obligations and

Indebtedness owing by any Credit Party to any other Credit Party) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness (other than Indebtedness owing by one Credit Party to another Credit Party permitted hereunder or earnouts permitted hereunder), if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders of such Indebtedness) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded;
(l)    Insolvency; Voluntary Proceedings. Any Credit Party: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) makes an assignment for the benefit of creditors; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the actions set forth in clause (iii) above;
(m)    Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of such Person’s Property and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, controller, manager, conservator, liquidator, mortgagee in possession (or agent therefor), administrator, administrative receiver, or other similar Person for itself or a substantial portion of its Property or business;
(n)    Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties involving in the aggregate a liability of $10,000,000 or more (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) consecutive days after the entry thereof;
(o)    Non‑Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of sixty (60) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(p)    Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party party thereto or any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or other than with respect to any non-material Collateral, any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens; or
(q)    Ownership. (i) Sponsor at any time fails to own beneficially, directly or indirectly, at least fifty-one percent (51%) of the issued and outstanding voting Stock of Holdings or, in any event, Stock representing voting control of the Borrowers; or (ii) Holdings ceases to own directly or indirectly one hundred percent (100%) of the issued and outstanding Stock and Stock Equivalents of the Credit Parties, in each instance in clauses (i), and (ii), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than Liens in favor of Agent, for the benefit of the Secured Parties; or (iv) “Change of Control” (as defined in the Indenture shall occur.
7.2    Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may, and shall at the request of the Required Lenders:
(m)    declare all or any portion of the Commitment of each Lender to make Loans or of the L/C Issuer to issue Letters of Credit to be suspended or terminated, whereupon such Commitments shall forthwith be suspended or terminated;
(n)    declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(o)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;
provided, however, that upon the occurrence of any event specified in subsection 7.1(f) or 7.1(g) above (in the case of clause (i) of subsection 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent, any Lender or the L/C Issuer.
7.3    Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.
7.4    Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing, if this Agreement (or the Revolving Loan Commitment) shall be terminated in accordance with the terms hereof or if otherwise required by the terms hereof, Agent may, and upon request of Required Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2), and the Borrowers shall thereupon deliver to Agent, to be held for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, an amount of cash equal to 105% of the amount of L/C Reimbursement Obligations as additional collateral security for Obligations. Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations. The remaining balance of the cash collateral will be returned to the Borrowers when all Letters of Credit have been terminated or discharged, all Commitments have been terminated and all Obligations have been paid in full in cash.
ARTICLE VIII.
THE AGENT
8.1    Appointment and Duties.
(p)    Appointment of Agent. Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Agent pursuant to Section 8.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are incidental thereto.

(q)    Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in subsection 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in subsection 7.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for Agent, the Lenders and the L/C Issuers for purposes of the perfection of Liens with respect to any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.
(r)    Limited Duties. Under the Loan Documents, Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in subsection 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each

Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.
8.2    Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of the Secured Parties.
8.3    Use of Discretion.
(n)    Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; and
(o)    Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or its Affiliates that is communicated to or obtained by Agent or any of its Affiliates in any capacity.
(p)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with the Loan Documents for the benefit of all the Lenders and the L/C Issuer; provided that the foregoing shall not prohibit (i) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) each of the L/C Issuer and the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 9.11 or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided further that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 7.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 9.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
8.4    Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VIII to the extent provided by Agent.
8.5    Reliance and Liability.
(a)    Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.
(b)    None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, Holdings, each Borrower and each other Credit Party hereby waive and shall not assert (and each of Holdings and the Borrowers shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent:
(i)    shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);
(ii)    shall not be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;
(iii)    makes no warranty or representation, and shall not be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and
(iv)    shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower Representative, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);
and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer, Holdings and each Borrower hereby waives and agrees not to assert (and each of Holdings and each Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.
(c)    Each Lender and L/C Issuer (i) acknowledges that it has performed and will continue to perform its own diligence and has made and will continue to make its own independent investigation of the operations, financial conditions and affairs of the Credit Parties and (ii) agrees that is shall not rely on any audit or other report provided by Agent or its Related Persons (an “Agent Report”). Each Lender and L/C Issuer further acknowledges that any Agent Report (i) is provided to the Lenders and L/C Issuers solely as a courtesy, without consideration, and based upon the understanding that such Lender or L/C Issuer will not rely on such Agent Report, (ii) was prepared by Agent or its Related Persons based upon information provided by the Credit Parties solely for Agent’s own internal use, (iii) may not be complete and may not reflect all information and findings obtained by Agent or its Related Persons regarding the operations and condition of the Credit Parties. Neither Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Agent Report or in any related documentation, (iii) the scope or adequacy of Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Agent Report or in any related documentation, and (iv) any work performed by Agent or Agent’s Related Persons in connection with or using any Agent Report or any related documentation.
(d)     Neither Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender or L/C Issuer receiving a copy of any Agent Report. Without limiting the generality of the forgoing, neither Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Agent Report, or the appropriateness of any Agent Report for any Lender’s or L/C Issuer’s purposes, and shall have no duty or responsibility to correct or update any Agent Report or disclose to any Lender or L/C Issuer any other information not embodied in any Agent Report, including any supplemental information obtained after the date of any Agent Report. Each Lender and L/C Issuer releases, and agrees that it will not assert, any claim against Agent or its Related Persons that in any way relates to any Agent Report or arises out of any Lender or L/C Issuer having access to any Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender or L/C Issuer arising out of such Lender’s or L/C Issuer’s access to any Agent Report or any discussion of its contents.
8.6    Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender or as one of the Required Lenders or Required Lenders, respectively.

8.7    Lender Credit Decision.
(a)    Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders or L/C Issuers, Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.
(b)    If any Lender or L/C Issuer has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender or L/C Issuer acknowledges that, notwithstanding such election, Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and the Credit Parties upon request therefor by Agent or the Credit Parties. Notwithstanding such Lender’s or L/C Issuer’s election to abstain from receiving MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.
8.8    Expenses; Indemnities; Withholding.
(k)    Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any

Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.
(l)    Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 8.8(c), taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.
(m)    To the extent required by any applicable law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 8.8(c).

8.9    Resignation of Agent or L/C Issuer.
(a)    Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower Representative, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 8.9. If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, within 30 days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Borrowers, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.
(b)    Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.
8.10    Release of Collateral or Guarantors. Each Lender and L/C Issuer hereby consents to the release and hereby directs Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:
(a)    any Subsidiary of a Borrower from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent); and
(b)    any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a waiver or consent), (ii) any property subject to a Lien permitted hereunder in reliance upon subsection 5.1(h) or 5.1(i) and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Revolving Loan Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations under the Loan Documents and all Obligations arising under Secured Rate Contracts, that Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, (C) deposit of cash collateral with respect to all contingent Obligations (or, as an alternative to cash collateral in the case of any Letter of Credit Obligation, receipt by Agent of a back-up letter of credit), in amounts and on terms and conditions and with parties satisfactory to Agent and each Indemnitee that is, or may be, owed such Obligations (excluding contingent Obligations (other than L/C Reimbursement Obligations) as to which no claim has been asserted) and (D) to the extent requested by Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance acceptable to Agent.
Each Lender and L/C Issuer hereby directs Agent, and Agent hereby agrees, upon receipt of at least five (5) Business Days’ advance notice from the Borrower Representative, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.
8.11    Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) this Article VIII and Sections 9.3, 9.9, 9.10, 9.11, 9.17, 9.24 and 10.1 (and, solely with respect to L/C Issuers, subsection 1.1(b)) and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

ARTICLE IX.
MISCELLANEOUS
9.1    Amendments and Waivers.
(s)    No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent with the consent of the Required Lenders), and the Borrowers (provided that the consent of Borrowers shall not be required for an amendment or waiver of any provision of the Intercreditor Agreement), and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by Agent with the consent of all the Lenders directly affected thereby), in addition to the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrowers, do any of the following:
(i)    increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to subsection 7.2(a));
(ii)    postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document;
(iii)    reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;
(iv)    amend or modify subsection 1.10(c);
(v)    change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;
(vi)    amend this Section 9.1 or the definition of Required Lenders or any provision providing for consent or other action by all Lenders; or
(vii)    discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (v), (vi) and (vii).
(t)    No amendment, waiver or consent shall, unless in writing and signed by Agent, the Swingline Lender or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent, the Swingline Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider or, in the case of a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, GE Capital.
(u)    Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to this Section 9.1) for any voting or consent rights under or with respect to any Loan Document, except that a Non-Funding Lender shall be treated as an “affected Lender” for purposes of Section 9.1(a)(i) and 9.1(a)(iii) solely with respect to an increase in such Non-Funding Lender’s Commitments, a reduction of the principal amount owed to such Non-Funding Lender or, unless such Non-Funding Lender is treated the same as the other Lenders holding Loans of the same type, a reduction in the interest rates applicable to the Loans held by such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders, the Loans and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.
(v)    Notwithstanding anything to the contrary contained in this Section 9.1, (x) Borrowers may amend Schedules 3.19 and 3.21 upon notice to Agent, (y) Agent may amend Schedule 1.1(a) to reflect Sales entered into pursuant to Section 9.9, and (z) Agent and Borrowers may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Credit Parties; provided that no Accounts or Inventory of such Person shall be included as Eligible Accounts or Eligible

Inventory until a field examination (and, if required by Agent, an Inventory appraisal) with respect thereto has been completed to the reasonable satisfaction of Agent, including the establishment of Reserves required in Agent’s Permitted Discretion.
9.2    Notices.
(q)    Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrowers, Agent and the Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower Representative and Agent. Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to Borrower Representative, and (z) if receipt of such transmission is acknowledged by Agent.
(r)    Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article I shall be effective until received by Agent.
(viii)    The posting, completion and/or submission by any Credit Party of any communication pursuant to an E‑System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.
(s)    Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.
9.3    Electronic Transmissions.
(g)    Authorization. Subject to the provisions of subsection 9.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.
(h)    Signatures. Subject to the provisions of subsection 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E‑Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(i)    Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E‑System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.
(j)    LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E‑SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of each Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
9.4    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.
9.5    Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Borrowers agree to pay or reimburse upon demand (a) Agent for all out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of Agent, the cost of environmental audits, Collateral audits and appraisals, background checks and similar expenses, (b) Agent for all costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners), (c) each of Agent, its Related Persons, and L/C Issuer for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document, Obligation or Related Transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including Attorney Costs and (d) fees and disbursements of Attorney Costs of one law firm on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in clause (c) above.
9.6    Indemnity.
(c)    Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender, each L/C Issuer and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Related Agreement, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of the Target, any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each of each Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.
(d)    Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.
9.7    Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from a Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9, and provided further that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.
9.9    Assignments and Participations; Binding Effect.
(c)    Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrowers, the other Credit Parties signatory hereto and Agent and when Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Holdings, the Borrowers, the other Credit Parties hereto (in each case except for Article VIII), Agent, each Lender and each L/C Issuer receiving the benefits of the Loan Documents and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 8.9), none of Holdings, any Borrower, any other Credit Party, any L/C Issuer or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.
(d)    Right to Assign. Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender (other than a Non-Funding Lender or Impacted Lender), (ii) any Affiliate or Approved Fund of any existing Lender (other than a Non-Funding Lender or Impacted Lender) or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to Agent and, with respect to Sales of Revolving Loan Commitments, each L/C Issuer that is a Lender and, as long as no Event of Default is continuing, the Borrower Representative (which acceptances shall be deemed to have been given unless an objection is delivered to Agent within five (5) Business Days after notice of a proposed sale is delivered to Borrower Representative); provided, however, that (w) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower Representative (to the extent required) and Agent, (x) such Sales shall be effective only upon the acknowledgement in writing of such Sale by Agent, (y) interest accrued prior to and through the date of any such Sale may not be assigned, and (z) such Sales by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to Agent’s prior written consent in all instances, unless in connection with such Sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in subsection 1.11(e)(v). Agent’s refusal to accept a Sale to a Credit Party, an Affiliate of a Credit Party, a holder of Subordinated Debt or an Affiliate of such a holder, or to any Person that would be a Non-Funding Lender or an Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable.
(e)    Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent; provided, that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such Assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of subsection 9.9(b), upon Agent (and the Borrower Representative, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.
(f)    Effectiveness. Subject to the recording of an Assignment by Agent in the Register pursuant to subsection 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).
(g)    Grant of Security Interests. In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.
(h)    Participants and SPVs. In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agent or the Borrowers, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to subsection 10.1(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an

SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of subsection 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of subsection 9.1(a). No party hereto shall institute (and each Borrower and Holdings shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.
(i)    In the event that any Lender grants an option to an SPV or sells a participation pursuant to this Section 9.9(g), such Lender shall maintain with respect to such SPV option or participation, acting solely for this purpose as an agent of the Borrower, a register comparable to the Register (the “Participant Register”). Interests in the rights and/or obligations of a Lender under this Agreement may be participated in whole or in part only by registration of such SPV option or participation on such Participant Register. If requested by the Agent or the Borrower, such Lender shall make the Participant Register available to the Agent or the Borrower upon either (i) the exercise by an SPV or participant of remedies hereunder or (ii) a request for the Register by the IRS.
9.10    Non-Public Information; Confidentiality.
(a)    Non-Public Information. Agent, each Lender and L/C Issuer acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state security laws and regulations).

(b)    Confidential Information. Each Lender, L/C Issuer and Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Credit Party as confidential, except that such information may be disclosed (i) with the Borrower Representative’s consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, or to any Person that any L/C Issuer causes to issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender, L/C Issuer or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer or Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.
(c)    Tombstones. Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Credit Party’s name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any advertising material to Borrower Representative for review and comment prior to the publication thereof.

(d)    Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to GE Capital or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which Agent is party without the prior consent of GE Capital except to the extent required to do so under applicable Requirements of Law and then, only after consulting with GE Capital.
(e)    Distribution of Materials to Lenders and L/C Issuers. The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders and the L/C Issuers by posting such Borrower Materials on an E-System. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.
(f)    Material Non-Public Information. The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the U.S., they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of U.S. federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Agent, the Lenders and the L/C Issuers shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of U.S. federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Credit Parties or Agent (including, Notices of Borrowing, Notices of Conversion/Continuation, L/C Requests, Swingline requests and any similar requests or notices posted on or through an E-System). Before distribution of any Borrower Materials, the Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

9.11    Set-off; Sharing of Payments.
(c)    Right of Setoff. Each of Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrowers or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender or L/C Issuer shall exercise any such right of setoff without the prior consent of Agent or Required Lenders. Each of Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower Representative and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties, may have.
(d)    Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC, the PPSA (Australia), or the PPSA (Canada)) of Collateral) other than pursuant to Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation. If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in subsection 1.11(e).
9.12    Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.
9.13    Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
9.14    Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
9.15    Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.
9.16    Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.
9.17    No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders, the L/C Issuers party hereto, Agent and, subject to the provisions of Section 8.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.
9.18    Governing Law and Jurisdiction.

(a)    Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).
(b)    Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
(c)    Service of Process. Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrowers specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(d)    Non-Exclusive Jurisdiction. Nothing contained in this Section 9.18 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.
9.19    Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING

TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.
9.20    Entire Agreement; Release; Survival.
(a)    THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENT OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).
(b)    Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of each Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(c)     (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Sections 9.5 (Costs and Expenses) and 9.6 (Indemnity) and Articles VIII (Agent) and X (Taxes, Yield Protection and Illegality) and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.
9.21    Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.
9.22    Replacement of Lender. Within forty-five days after: (i) receipt by the Borrower Representative of written notice and demand from any Lender that is not Agent or an Affiliate of Agent (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6 or (ii) any failure by any Lender (other than Agent or an Affiliate of Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrowers may, at their option, notify Agent and such Affected Lender (or such non-consenting Lender) of the Borrowers’ intention to obtain, at the Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender), which Replacement Lender shall be reasonably satisfactory to Agent. In the event the Borrowers obtain a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or such non-consenting Lender) shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that the Borrowers have reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrowers shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrowers, the Replacement Lender and Agent, shall be effective for purposes of this Section 9.22 and Section 9.9. Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, either Agent or Borrowers may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender or Impacted Lender at any time with three (3) Business Days’ prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par. Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.
9.23    Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several. Without limiting the generality of the foregoing, reference is hereby made to Article II of the Guaranty and Security Agreement, to which the obligations of Borrower and the other Credit Parties are subject.
9.24    Creditor-Debtor Relationship. The relationship between Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.
9.25    Actions in Concert. Notwithstanding anything contained herein to the contrary, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights against any Credit Party arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.
ARTICLE X.
TAXES, YIELD PROTECTION AND ILLEGALITY
10.1    Taxes.
(t)    Except as otherwise provided in this Section 10.1, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto (collectively, but excluding Excluded Taxes, the “Taxes”).
(u)    If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 10.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agent.
(v)    In addition, the Borrowers agree to pay, and authorize Agent to pay in their name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority including any interest, additions to tax or penalties applicable thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). If Borrowers fail to provide funds to the Agent to pay such Other Taxes within 15 days of demand, the Swingline Lender may, without any need for notice, demand or consent from the Borrowers or the Borrower Representative, by making funds available to Agent in the amount equal to any such payment, make a Swing Loan to the Borrowers in such amount, the proceeds of which shall be used by Agent in whole to make such payment. Within 30 days after the date of any payment of Other Taxes by any Credit Party, the Borrowers shall furnish to Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Agent.
(w)    The Borrowers shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A reasonably detailed certificate of the Secured Party (or of Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder (and calculation thereof) and delivered to the Borrower Representative with copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error.
(x)    Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its commercially reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(y)    (i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower Representative or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two properly completed and duly signed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower Representative and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.
(ii)    Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower Representative or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.
(iii)    Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to Agent.
(iv)    If a payment made to a Non-U.S. Lender Party would be subject to United States federal withholding tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender Party shall deliver to Agent and Borrower Representative any documentation under any Requirement of Law or reasonably requested by the Agent or Borrower Representative sufficient for Agent or Borrower Representative to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with such applicable reporting requirements.
(z)    If any Lender or the Agent determines, in its sole discretion, that it has obtained a refund (including a refund applied to offset Taxes otherwise due) in respect of an amount paid by the Borrowers to any Governmental Authority and a gross up has been paid pursuant to Section 10.01(b) or for an amount for which indemnification was received by any Lender or the Agent pursuant to Section 10.01(d), then such Lender or the Agent shall promptly pay to the Borrowers the amount of the refund (and any interest paid by the Governmental Authority with respect thereto), net of all reasonable and allocable out-of-pocket expense (including net Taxes imposed thereon) of such Lender or the Agent incurred in obtaining such refund, provided that the Borrowers, upon the request of the Agent or such Lender agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), net of any reasonable incremental additional costs, to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This section shall not be construed to require any Lender or the Agent to seek such a refund or make available its Tax Returns (or any other information it deems confidential) to the Borrowers or any other Person.
10.2    Illegality. If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrowers through Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exists.
(k)    Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrowers shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.
(l)    If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower Representative may elect, by giving notice to such Lender through Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.
(m)    Before giving any notice to Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.
10.3    Increased Costs and Reduction of Return.
(e)    If any Lender or L/C Issuer shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, there shall be any increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or of issuing or maintaining any Letter of Credit, then the Borrowers shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender or L/C Issuer (with a copy of such demand to Agent), pay to Agent for the account of such Lender or L/C Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs; provided, that the Borrowers shall not be required to compensate any Lender or L/C Issuer pursuant to this subsection 10.3(a) for any increased costs incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower Representative, in writing of the increased costs and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f)    If any Lender or L/C Issuer shall have determined that:
(iv)    the introduction of any Capital Adequacy Regulation;
(v)    any change in any Capital Adequacy Regulation;
(vi)    any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or
(vii)    compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation;
affects the amount of capital required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to Agent), the Borrowers shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that the Borrowers shall not be required to compensate any Lender or L/C Issuer pursuant to this subsection 10.3(b) for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower Representative, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. For the avoidance of doubt, for purposes of this Section 10.3 a change in Capital Adequacy Regulation shall include all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented.
10.4    Funding Losses. The Borrowers agree to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(e)    the failure of the Borrowers to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);
(f)    the failure of the Borrowers to borrow, continue or convert a Loan after the Borrower Representative has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;
(g)    the failure of the Borrowers to make any prepayment after the Borrowers have given a notice in accordance with Section 1.7;
(h)    the prepayment of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or
(i)    the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;
including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Agent of any such expense within two (2) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 10.4 and under subsection 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.
10.5    Inability to Determine Rates. If Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to subsection 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Agent will forthwith give notice of such determination to the Borrower Representative and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until Agent revokes such notice in writing. Upon receipt of such notice, the Borrower Representative may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower Representative does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower Representative, in the amount specified in the applicable notice submitted by the Borrower Representative, but such Loans shall be made, converted or continued as Base Rate Loans.
10.6    Reserves on LIBOR Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided the Borrower Representative shall have received at least fifteen (15) days’ prior written notice (with a copy to Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.
10.7    Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower Representative (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.
10.8    PPSA Law (Australia). If a PPSA Law (Australia) applies, or will apply at a future date, to any of the Loan Documents or Related Agreements or any of the transactions contemplated by them, or the Agent reasonably determines (based on legal advice) that a PPS Law (Australia) applies or will apply at a future date in this manner; and in the reasonable opinion of the Agent (based on legal advice), the PPSA Law (Australia):
(j)    materially adversely affects or would materially adversely affect a Lender's security position or the rights or obligations of a Lender under or in connection with a Loan Document or Related Agreement; or
(k)    enables or would enable a Lender's security position to be improved without materially adversely affecting any Australian Credit Party's business, the Agent may give notice to such Australian Credit Party requiring any Australian Credit Party to do anything (including amending any Loan Document or Related Agreement or executing any new Loan Document or Related Agreement) that in the Agent’s reasonable opinion is necessary to ensure that, to the maximum possible extent, each Lender's security position, and rights and obligations, are not adversely affected as contemplated by this

Section 10.8 (or that any such adverse effect is overcome), or that a Lender's security position is improved as contemplated in this Section 10.8. Each Australian Credit Party shall promptly comply with the requirements of such notice.
ARTICLE XI.
DEFINITIONS
11.1    Defined Terms. The following terms are defined in the Sections or subsections referenced opposite such terms:

“Additional Senior Note Indebtedness”	5.5(f)
“Affected Lender”	9.22
“Agent Report”	8.5(c)
“Aggregate Excess Funding Amount”	1.11(e)
“Borrower” and “Borrowers”	Preamble
“Borrower Materials”	9.10(d)
“Borrower Representative”	1.12
“EBITDA”	Exhibit 4.2(b)
“Effective Date Acquisition”	Recitals
“Eligible Accounts”	1.13
“Existing Indenture”	2.1(c)
“Existing Indenture Trustee”	2.1(c)
“Existing Senior Subordinated Notes”	2.1(c)
“Eligible Inventory”	1.14
“Event of Default”	7.1
“Fee Letter”	1.9(a)
“Fixed Charge Coverage Ratio”	Exhibit 4.2(b)
“Funding Lender”	1.11(e)(ii)
“Holdings”	Recitals
“Indemnified Matters”	9.6
“Indemnitees”	9.6
“Interest Expense”	Exhibit 4.2(b)
“Investments”	5.4
“L/C Reimbursement Agreement”	1.1(b)
“L/C Reimbursement Date”	1.1(b)
“L/C Request”	1.1(b)
“L/C Sublimit”	1.1(b)
“Lender”	Preamble
“Letter of Credit Fee”	1.9(c)
“Leverage Ratio”	Exhibit 4.2(b)
“Maximum Revolving Loan Balance”	1.1(a)
“Maximum Lawful Rate”	1.3(d)
“MNPI”	9.10(a)

“Notice of Conversion/Continuation”	1.6(a)
“Overadvance”	1.1(a)
“Other Taxes”	10.1(b)
“Participant Register”	9.9(g)
“Permitted Liens”	5.1
“Register”	1.4(b)
“Restricted Payments”	5.11
“Replacement Lender”	9.22
“Revolving Loan Commitment”	1.1(a)
“Revolving Loan”	1.1(a)
“Sale”	9.9(b)
“Settlement Date”	1.11(b)
“Swingline Request”	1.1(c)
“Tax Returns”	3.10
“Taxes”	10.1(a)
“VT Australia”	5.4(b)
“Unused Commitment Fee”	1.9(b)
In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:
“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC, the PPSA (Canada) or PPSA (Australia), as applicable) of the Credit Parties, including, without limitation, the unpaid portion of the obligation of a customer of a Credit Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Credit Party, as stated on the respective invoice of a Credit Party, net of any credits, rebates or offsets owed to such customer.
“Account Debtor” means the Person who is obligated on or under an Account.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of a Borrower, or (c) a merger or consolidation or any other combination with another Person.
“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of five percent (5%) or more of the Stock (either directly or through ownership of Stock Equivalents) of a Person shall for the purposes of this Agreement, be deemed to be an Affiliate of the other Person. Notwithstanding the foregoing, neither Agent nor any Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.
“Agent” means GE Capital in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.
“Aggregate Revolving Loan Commitment” means the sum of all Revolving Loan Commitments of the Lenders, which shall on the Effective Date be in the amount of $60,000,000, as such amount may be reduced or increased from time to time pursuant to this Agreement.
“Applicable Margin” means:
(a)    for the period commencing on the Effective Date through the last day of the calendar month which is the sixth full calendar month after the Effective Date (x) if a Base Rate Loan, one and one-half percent (1.50%) per annum and (y) if a LIBOR Rate Loan, two and three-quarters percent (2.75%) per annum; and
(b)    thereafter, the Applicable Margin shall equal the applicable LIBOR margin or Base Rate margin in effect from time to time determined as set forth below based upon the average Availability for the preceding Fiscal Quarter then in effect pursuant to the appropriate column under the table below:

Average Availability	LIBOR Margin	Base Rate Margin
Greater than or equal to $25,000,000	2.00%	0.75%
Less than $25,000,000	2.25%	1.00%

The Applicable Margin shall be adjusted from time to time upon delivery to Agent of the Borrowing Base Certificate with respect to the last full fiscal month of each Fiscal Quarter required to be delivered pursuant to Section 4.2(d) accompanied by a written calculation of the average Availability certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative as of the end of such Fiscal Quarter. If such calculation indicates that the Applicable Margin shall increase or decrease, then on the first day of the calendar month following the date of delivery of such Borrowing Base Certificate and written calculation, the Applicable Margin shall be adjusted in accordance therewith; provided, however, that if the Borrowers shall fail to deliver any such Borrowing Base Certificate for any such last full fiscal month of a Fiscal Quarter by the date required pursuant to Section 4.2(d), then, at Agent’s election, effective as of the first day of the calendar month following the end of the fiscal month with respect to which such Borrowing Base Certificate was to have been delivered, and continuing through the first day of the calendar month following the date (if ever) when such Borrowing Base Certificate and such written calculation are delivered, the Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above. Notwithstanding anything herein to the contrary, Swing Loans may not be LIBOR Rate Loans.

In the event that any Borrowing Base Certificate delivered pursuant to Section 4.2(d) is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (i) the Borrowers shall immediately deliver to Agent a corrected Borrowing Base Certificate for that period, (ii) the Applicable Margin shall be determined based on the corrected Borrowing Base Certificate for that period, and (iii) the Borrowers shall immediately pay to Agent (for the account of the Lenders that hold the Commitments and Loans at the time such payment is received, regardless of whether those Lenders held the Commitments and Loans during the relevant period) the accrued additional interest owing as a result of such increased Applicable Margin for that period. This paragraph shall not limit the rights of Agent or the Lenders with respect to subsection 1.3(c) and Article VII hereof, and shall survive the termination of this Agreement until the payment in full in cash of the aggregate outstanding principal balance of the Loans.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.
“ASIC” means the Australian Securities and Investments Commission.
“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by Agent, substantially in the form of Exhibit 11.1(a) or any other form approved by Agent and the Borrower Representative (provided that no Event of Default has occurred and is continuing).
“Attorney Costs” means and includes all reasonable and documented fees and disbursements of any law firm or other external counsel.

“Australian Blocked Account” means any Australian bank account (including the bank account subject to the Cigweld Blocked Account Agreement) into which deposits by an Australian Credit Party are made, and which account is the subject of an irrevocable direction to the bank to transfer funds in the account telegraphically daily to an account nominated by Agent.
“Australian Credit Party” means a Credit Party organized under the laws of Australia.
“Australian Dollars” means the lawful currency of Australia.
“Australian Security Documents” means (a) the fixed and floating charge dated on or about the date of this Agreement between each Australian Credit Party and the Agent; (b) the mortgage of shares dated on or about the date of this Agreement between each of Victor Technologies and VT International and the Agent; (c) the real property mortgage dated on or about the date of this Agreement between Cigweld Pty Ltd and the Agent in respect of the property described in certificate of title volume 10746 folio 083 and known as 73 Gower Street, Preston Victoria, Australia, 3072; (d) the fixed and floating charge dated October 3, 2008, between Thermadyne Australia Pty Ltd, Cigweld Pty Ltd and the Agent, ASIC charge numbers 1709298 and 1709304; (e) the fixed and floating charge dated October 3, 2008, between Thermadyne Australia Pty Ltd, Cigweld Pty Ltd and the Agent, ASIC charge numbers 1709301 and 1709305; (f) the fixed and floating charge dated October 3, 2008, between Thermadyne Australia Pty Ltd, Cigweld Pty Ltd and the Agent, ASIC charge numbers 1709302 and 1709306; (g) the share mortgage dated October 3, 2008, between Thermadyne Australia Pty Ltd and the Agent, ASIC charge number 1709303; and (h) the share mortgage dated October 3, 2008, between each of Victor Technologies, VT International and the Agent.
“Availability” means, as of any date of determination, the amount by which (a) the Maximum Revolving Loan Balance, exceeds (b) the aggregate outstanding principal balance of Revolving Loans.
“Availability Threshold” means as of any date an amount equal to the greater of (x) $7,500,000 and (y) $7,500,000 multiplied by a fraction the numerator of which is equal to the Revolving Loan Commitment then in effect (after giving effect to all Revolving Commitment Increases and decreases to the Revolving Loan Commitments on or prior to such date in accordance herewith) and the denominator of which is $60,000,000.
“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate, and (c) the sum of (x) LIBOR for each such day based on an Interest Period of three months determined two (2) Business Days prior to such day, plus (y) the excess of the Applicable Margin for LIBOR Rate Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Federal Funds Rate or LIBOR for an Interest Period of three months.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Benefit Plan” means any material employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise), excluding any Title IV Plan and any Multiemployer Plan, to which any Credit Party incurs or otherwise has any material obligation or liability, contingent or otherwise.
“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrowers on the same day by the Lenders pursuant to Article I.
“Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:
(n)    85% of the aggregate book value of Eligible Accounts as of such date; plus
(o)    the least of (i) 65% of the aggregate book value of Eligible Inventory valued at the lower of cost (determined on a first in, first out basis) or market, and (ii) 85% of the aggregate Net Orderly Liquidation Value of Eligible Inventory multiplied by the then current NOLV Factor, by category, of Eligible Inventory; less
(c)    Reserves (including, as applicable, the Rent Reserve, the Shipping Reserve, the Processors Reserve and the Priority Payables Reserve) established by Agent at such time in its Permitted Discretion (in addition, the Agent may at any time make any adjustments to the Borrowing Base at its sole discretion to reflect fluctuations in currency values which adjustments shall be applied to the most recent Borrowing Base Certificate and calculated based on changes in the applicable foreign currency exchange rate that have occurred since the date of such Borrowing Base Certificate and prior to submission of the next succeeding Borrowing Base Certificate) that are in effect at such time; provided that the Agent shall give no less than four (4) Business Days’ notice to the Borrower Representative of any new Reserve established pursuant to this clause (c) and of any changes in the methodology for determining Reserves or the amount thereof after the Effective Date.
“Borrowing Base Certificate” means a certificate of the Borrower Representative, on behalf of each Credit Party, in substantially the form of Exhibit 11.1(b) hereto, duly completed as of a date for all Credit Parties on a consolidated basis.
“British Pounds Sterling” means the lawful currency of the United Kingdom.
“Business Day” means any day other than a Saturday, Sunday or other day on which federal reserve banks are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.
“Canadian Dollars” means the lawful currency of Canada.
“Canadian Security Documents” means any financing statement, financing change statement filed under the PPSA (Canada) or any similar registration document filed in Canada or any province or territory thereof in respect of any security interest or charge under any similar laws of Canada or any province or territory thereof, filed or registered against any Credit Party, as debtor, in favor of any Lender or Agent for the benefit of Agent, any Lender or any other Secured Party, as secured party.
“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.
“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.
“Capital Lease Obligations” means all monetary obligations of any Credit Party or any Subsidiary of any Credit Party under any Capital Leases.
“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal or Australian Commonwealth governments or (ii) issued by any agency of the United States federal or Australian Commonwealth governments the obligations of which are fully backed by the full faith and credit of the United States federal or Australian Commonwealth governments, (b) any readily-marketable direct obligations issued by any other agency of the United States federal or Australian Commonwealth governments, any state of the United States or any state or territory of Australia or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States or any state or territory of Australia, (d) any Dollar-denominated or Australian dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States or Australia, any state or territory thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its United States primary federal banking regulators (“US Regulations”) or meets the “minimum capital adequacy” requirements set in any standard pursuant to the Banking Act 1959 (Cth) or by the Australian Prudential Regulation Authority (“Australian Standard”)) and (C) has Tier 1 capital (as defined in the US Regulations or the Australian Standard) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.
“Cigweld Blocked Account Agreement” means that certain Blocked Account Agreement dated on or about October 3, 2008 (as amended, restated, supplemented or otherwise modified from time to time), by and among the Agent, the Commonwealth Bank of Australia and Cigweld Pty Ltd.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party who has granted a Lien to Agent, in or upon which a Lien is granted or purported to be granted or now or hereafter exists to secure the Obligations in favor of any Lender or Agent for the benefit of Agent, Lenders and other Secured Parties, whether under this Agreement or under any other documents executed by any such Persons and delivered to Agent, in each case above to secure the Obligations.
“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages, each Control Agreement, the Australian Security Documents, the Canadian

Security Documents, and all other security agreements, pledge agreements, share mortgages, charges, patent and trademark security agreements, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, and any Lender or Agent for the benefit of Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Agent pursuant to or to guarantee or secure the Obligations, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or Agent for the benefit of Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.
“Collateral Trustee” means U.S. Bank National Association, as collateral trustee under the Indenture, and any successor thereof in such capacity.

“Commitment” means, for each Lender, its Revolving Loan Commitment.
“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Revolving Loan Commitment, divided by the Aggregate Revolving Loan Commitment; provided, that following acceleration of the Loans, such term means, as to any Lender, the percentage equivalent of the principal amount of the outstanding Loans held by such Lender, divided by the aggregate principal amount of the outstanding Loans held by all Lenders.
“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.
“Control Agreement” means a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance satisfactory to Agent and in any event providing to Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.
“Conversion Date” means any date on which the Borrowers convert a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.
“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.
“Corporations Act” means the Australian Corporations Act 2001 (Cth).
“Covenant Certificate” means a certificate of a Responsible Officer of Borrower Representative in the form of Exhibit 4.2(b)-2 hereto.
“Credit Parties” means Holdings, each Borrower and each other Person (i) which executes a guaranty of the Obligations, (ii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (iii) all of the Stock of which is pledged to Agent for the benefit of the Secured Parties. As of the Effective Date, the Credit Parties, other than Holdings, Borrowers and their Domestic Subsidiaries, shall be limited to Victor Technologies Australia Pty Ltd. and Cigweld Pty Ltd.
“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.
“Disposition” means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under subsections 5.2(a), 5.2(c) and 5.2(d), and (b) the sale or transfer by a Borrower or any Subsidiary of a Borrower of any Stock or Stock Equivalent issued by any Subsidiary of a Borrower and held by such transferor Person.

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.
“Dominion Period” means any period (a) commencing on the date on which (i) an Event of Default has occurred and is continuing or (ii) Availability as of any date is less than the greater of $7,500,000 and 12.5% of the Aggregate Revolving Loan Commitment and (b) ending on (i) in the case of a Dominion Period beginning under clause (a)(i), the date on which such Event of Default shall have ceased to continue or (ii) in the case of a Dominion Period beginning under clause (a)(ii), the first date on which Availability shall have been at least equal to the greater of $7,500,000 and 12.5% of the Aggregate Revolving Loan Commitment for a period of forty-five (45) consecutive calendar days.
“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service acceptable to Agent.
“Eligible Consigned Inventory” shall mean Eligible Inventory of any Credit Party on consignment (a) located in the United States (or, if on consignment with any wholly-owned Subsidiary of Holdings organized under the laws of Canada, Canada), (b) at a location at which the aggregate book value of such Eligible Inventory is no less than $100,000, and (c) with respect to which Agent shall have received, in each case in form and substance reasonably satisfactory to Agent: (i) a valid consignment agreement or arrangement which is reasonably satisfactory to Agent is in place with respect to such Eligible Inventory; (ii) UCC or PPSA (Canada) searches against the consignee in those jurisdictions in which such Eligible Inventory is subject to consignment and the jurisdiction in which the consignee is organized or maintains its principal place of business and such other searches that the Agent reasonably deems necessary or appropriate; (iii) UCC-1 or PPSA (Canada) financing statements with respect to the consignee and the consigned Inventory filed at the appropriate offices which are duly assigned to Agent; (iv) a written notice to any lender making loans to the consignee secured by Inventory of the applicable Credit Party’s ownership interest in such Eligible Inventory; and (v) an agreement in writing from the consignee, pursuant to which such consignee, inter alia, acknowledges the first priority security interest of Agent in such Collateral, agrees to waive any and all claims such consignee may, at any time, have against such Collateral, whether for processing, storage, breach of warranty (with respect to prior purchases) or otherwise, and agrees to permit Agent access to the premises of such consignee so as to remove such Collateral from such premises and acknowledges that it holds and will hold possession of the Collateral for the benefit of Agent and agrees to follow all reasonable instructions of Agent with respect thereto.

“Eligible In-Transit Inventory” means all raw materials and finished goods Inventory owned by a Credit Party and not covered by Letters of Credit, and which Inventory is in transit to one of the Credit Parties’ facilities and which Inventory (a) has been paid for, unless the supplier (other than a supplier which is a Credit Party) has waived rights to stoppage in-transit and the law of the applicable jurisdiction where such supplier is located permits such waiver, (b) is fully insured, (c) is subject to a first priority security interest in and lien upon such Inventory (and any insurance proceeds in respect thereof) in favor of Agent (except for any possessory lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to such Credit Party), (e) is evidenced or deliverable pursuant to a valid and binding bill of lading (i) issued by a reputable shipping company or its accredited agent, (ii) bearing a description of the relevant Inventory either in general or particular terms, and (iii) made out to or otherwise endorsed in favor of the Credit Parties, as applicable, an original of which (together with any required number of non-negotiable copies) have been delivered to Agent or an agent acting on its behalf, which shall include the applicable Collateral Party, or designating Agent as consignee, (f) is shipped to a location in the United States, and (g) otherwise meets the criteria for “Eligible Inventory” hereunder.
“Environmental Laws” means all present and future Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of the environment, natural resources or occupational health and safety, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.
“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and the cost of attorney’s fees) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental or occupational health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.
“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(c) of ERISA (other than events for which the 30 day notice period has been duly waived) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041(c) of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC under Section 4042 of ERISA; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) a Title IV Plan is in “at risk” status within the meaning of Code Section 430(i); (j) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (k) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability with respect to a Title IV Plan upon any ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.
“European Account Debtors” means Account Debtors organized under the laws of a member state of the European Union.
“Euros” means the lawful currency of the European Union.
“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such Property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excluded Tax” means with respect to any Secured Party (a) taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document); (b) any withholding tax that is imposed on payments under the Agreement pursuant to any Requirement of Law in effect at the time that such Person became a “Secured Party” under this Agreement in the capacity under which such Person makes a claim under Section 10.1(b) or designates a new Lending Office, except in each case to the extent such Person is a direct or indirect assignee (pursuant to Section 9.9) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 10.1(b); (c) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to Section 10.1(f); provided, however, that the Borrower shall be obligated to gross up any payments to any such Lender pursuant to Section 10.1, and to indemnify any such Lender, in respect of withholding Taxes if any such failure to deliver a form or forms or the failure of such form or forms to establish a complete exemption from withholding Tax or inaccuracy or untruth contained therein resulted directly from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date on which such Lender became a Lender hereunder, which change rendered such Lender no longer legally entitled to deliver such form or forms or otherwise ineligible for a complete exemption from withholding Tax, or rendered the information or certifications made in such form or forms untrue or inaccurate in a material respect and (d) in the case of a Non-U.S Lender Party, any United States federal withholding taxes imposed on amounts payable to such Non-U.S. Lender Party as a result of such Non-U.S. Lender Party’s failure to comply with FATCA to establish a complete exemption from withholding thereunder.
“E-Fax” means any system used to receive or transmit faxes electronically.
“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.
“E-System” means any electronic system approved by Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.
“Excluded Rate Contract Obligation” means, with respect to any Credit Party, any guarantee of any Swap Obligations under a Secured Rate Contract if, and only to the extent that and for so long as, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation under a Secured Rate Contract (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract; provided, however, that if any Credit Party that was not an “eligible contract participant” at the time any such guarantee of a Swap Obligation under a Secured Rate Contract was entered into thereafter becomes an “eligible contract participant,” such Credit Party shall, by virtue of the Guaranty and Security Agreement or joinder thereto and without any further action by any Person, be deemed to have guaranteed the Swap Obligations under Secured Rate Contracts and granted a security interest to secure such Swap Obligations under Secured Rate Contracts, and such Swap Obligations under Secured Rate Contracts shall no longer constitute Excluded Rate Contract Obligations with respect to such Credit Party. If a Swap Obligation under a Secured Rate Contract arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation under a Secured Rate Contract that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“FATCA” means sections 1471, 1472, 1473 and 1474 of the Code, the United States Treasury Regulations promulgated thereunder and published guidance with respect thereto.
“Federal Flood Insurance” means Federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds

Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent in a commercially reasonable manner.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.
“Final Availability Date” means the earlier of the Revolving Termination Date and one (1) Business Day prior to the date specified in clause (a) of the definition of Revolving Termination Date.
“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.
“First Tier Foreign Subsidiary” means a Foreign Subsidiary the stock of which is held directly by a Credit Party or indirectly by a Credit Party through one or more Domestic Subsidiaries.
“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties, ending on March 31, June 30, September 30, and December 31 of each year.
“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on December 31 of each year.
“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines. Flood Insurance shall be in an amount equal to the full, unpaid balance of the Loans and any prior liens on the Real Estate up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by Agent, with deductibles not to exceed $50,000.
“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is a “controlled foreign corporation” under Section 957 of the Code or a subsidiary disregarded as an entity separate from its owner under Treasury Regulation 301.7701-1(a) and whose assets include a controlled foreign corporation..
“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination, subject to Section 11.3 hereof.
“Gas Arc Acquisition” means that certain Acquisition of Gas Arc Group Ltd., a company existing under the laws of England and Wales with company registration number 01569200 for a purchase price not to exceed $50,000,000.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to Agent and the Borrowers, made by the Credit Parties in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.
“Hazardous Materials” means any substance, material or waste that is regulated or otherwise gives rise to liability under any Environmental Law, including but not limited to any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. § 6901 et seq. (1976)), any “Hazardous Substance” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) (42 U.S.C. §9601 et seq. (1980)), any contaminant, pollutant, petroleum or any fraction thereof, asbestos, asbestos containing material, polychlorinated biphenyls, mold, and radioactive substances or any other substance that is toxic, ignitable, reactive, corrosive, caustic, or dangerous.
“Impacted Lender” means any Lender that fails to provide Agent, within three (3) Business Days following Agent’s written request, satisfactory assurance that such Lender will not become a Non-Funding Lender.
“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services, including earn-out obligations (other than trade payables entered into in the Ordinary Course of Business); (c) obligations with respect to all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit;

(d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Revolving Termination Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness (the amount any such obligation shall be deemed to be the lower of (1) an amount equal to the stated determinable amount of such obligations and (2) the maximum amount for which such Person may be liable pursuant to the terms of the instrument evidencing such obligation); and (j) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.
“Indenture” means the indenture dated as of the Effective Date, among Victor Technologies, as issuer, the guarantors party thereto and U.S. Bank National Association, as trustee, and U.S. Bank National Association, as collateral trustee, as the same may be amended, restated supplemented or otherwise modified, refinanced or replaced from time to time.

“Initial Additional Senior Notes Indebtedness” means up to $125,000,000 of additional senior notes to be issued by Victor Technologies pursuant to a supplemental indenture to the Indenture on or around March 2, 2012.”
“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
“Intellectual Property” means all rights, title and interests in intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names and Trade Secrets.
“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof, by and between Agent and the Collateral Trustee and acknowledged by the Credit Parties, as the same may be amended, restated supplemented or otherwise modified or replaced from time to time subject to the terms thereof.
“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six (6) months) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of six (6) months, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans (including Swing Loans) the first day of each month.
“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower Representative in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:
(a)    if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
(b)    any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date.

“Internet Domain Name” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in internet domain names.
“Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Credit Parties, including, but not limited to, all merchandise, raw materials, parts, supplies, raw materials, work‑in‑process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Credit Party’s custody or possession, including inventory on the premises of others and items in transit.
“IP Ancillary Rights” means, with respect to any Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and other intellectual property or industrial property rights, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and other intellectual property or industrial property rights.
“IP License” means all Contractual Obligations, whether written or oral, under which (i) any Credit Party grants to any Person any right to any Intellectual Property, including but not limited to the right to use such Intellectual Property or (ii) any Credit Party is granted by any Person any right to any Intellectual Property, including but not limited to the right to use such Intellectual Property.
“IRS” means the Internal Revenue Service of the United States and any successor thereto.
“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.
“L/C Issuer” means GE Capital or any other Lender or an Affiliate thereof or a bank or other legally authorized Person, in each case, reasonably acceptable to Agent, in such Person’s capacity as an issuer of Letters of Credit hereunder.
“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrowers to the L/C Issuer thereof or to Agent, as and when matured, to pay all amounts drawn under such Letter of Credit.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower Representative and Agent.
“Letter of Credit” means documentary or standby letters of credit issued under this Agreement for the account of the Borrowers by L/C Issuers, and bankers’ acceptances issued by a Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.
“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of the Borrowers or the Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in subsection 1.1(b) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.
“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, duties, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.
“LIBOR” means, for each Interest Period, the highest of (a) the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period and (b) the offered rate per annum for deposits of Dollars for an Interest Period of three (3) months that appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day of the applicable Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.
“LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance intended as a security interest, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law), but not including the interest of a lessor under a lease which is not a Capital Lease.
“Loan” means an extension of credit by a Lender to the Borrowers pursuant to Article I, and may be a Base Rate Loan or a LIBOR Rate Loan.
“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Collateral Documents, the Master Agreement for Standby Letters of Credit, the Intercreditor Agreement, and all documents delivered to Agent and/or any Lender in connection with any of the foregoing.
“Management Agreement” means that certain Management Services Agreement dated as of December 3, 2010 between Sponsor and Victor Technologies.
“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.
“Master Agreement for Standby Letters of Credit” means that certain Master Agreement for Standby Letters of Credit dated as of the date hereof, by and among GE Capital and the Borrowers, as the same may be amended, restated, supplemented or otherwise modified or replaced from time to time.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties or condition (financial or otherwise) of the Credit Parties taken as a whole; (b) a material impairment of the ability of any Credit Party to perform in any material respect its obligations under any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to the Lenders or to Agent for the benefit of the Secured Parties under any of the Collateral Documents adversely effecting the value of the assets in the then effective Borrowing Base by more than $1,000,000.

“Material Environmental Liabilities” means Environmental Liabilities exceeding $500,000 individually or $1,000,000 in the aggregate.
“Mortgage” means any deed of trust, mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on Real Estate or any interest in Real Estate.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate has any obligation to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.
“Net Issuance Proceeds” means, in respect of any issuance of debt or equity, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting fees, arrangement fees, underwriting discounts and other customary fees and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of a Borrower.
“Net Orderly Liquidation Value” means the cash proceeds of Eligible Inventory which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, operating expenses and retrieval and related costs), as determined pursuant to the most recent third-party appraisal of such Inventory delivered to Agent (of which notice is provided to Borrowers) by an appraiser reasonably acceptable to Agent.
“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition and insurance proceeds and condemnation and similar awards received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to a Borrower or any Affiliate of a Borrower, (ii) sale, use or other transaction taxes paid or payable as a result thereof, and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition and (b) in the event of an Event of Loss, (i) so long as no Default or Event of Default has occurred and is continuing, all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“NOLV Factor” means, as of the date of the appraisal of Eligible Inventory most recently received by Agent, the quotient of the Net Orderly Liquidation Value of Eligible Inventory divided by the book value of such Eligible Inventory, expressed as a percentage. The NOLV Factor will be increased or reduced promptly upon receipt by Agent of each updated appraisal.
“Non-Funding Lender” means any Lender that has (a) failed to fund any Loan or any other payments required to be made by it under the Loan Documents within two (2) Business Days after any such funding or payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and Agent has not received a revocation in writing), to a Borrower, Agent, any Lender, or the L/C Issuer or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, or (d) (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s or its parent company’s assets, or (iii) made, or its parent company has made, a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and in the case of this clause (d), and Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents.
“Non-U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.
“Note” means any Revolving Note or Swingline Note and “Notes” means all such Notes.
“Notice of Borrowing” means a notice given by the Borrower Representative to Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(c) hereto.
“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, Agent, any L/C Issuer, any Secured Swap Provider or any other Person required to be indemnified, that arises under any Loan Document or any Secured Rate Contract, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired; provided, that Obligations of any Credit Party shall not include any Excluded Rate Contract Obligations solely of such Credit Party.
“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.
“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.
“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in letters patent and applications therefor.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.
“PBGC” means the United States Pension Benefit Guaranty Corporation any successor thereto.
“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Permitted Acquisition” means (1) the Gas Arc Acquisition or (2) any other Acquisition by (i) a Credit Party (other than Holdings) or a Subsidiary of a Credit Party of substantially all of the assets of a Target, which assets are located in the United States or (ii) a Credit Party (other than Holdings) or a Subsidiary of a Credit Party of 100% of the Stock and Stock Equivalents of a Target organized under the laws of any State in the United

States or the District of Columbia, in each case, to the extent that each of the following conditions shall have been satisfied:
(a)    the Borrower Representative shall have delivered to Agent at least five (5) Business Days prior to the consummation thereof (or such shorter period as Agent may agree; it being understood and agreed that the Agent agrees to receive the certificate referenced in clause (a)(ii) below on the date of consummation of the Gas Arc Acquisition):
(i) except with respect to an Acquisition in which the Acquisition Consideration (as defined in clause (g) below) is less than $5,000,000, (x) notice of such Acquisition setting forth in reasonable detail the terms and conditions of such Acquisition, (y) pro forma financial statements of Holdings and its Subsidiaries after giving effect to the consummation of such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith and (z) to the extent available, a due diligence package; and
(ii) a certificate of a Responsible Officer of the Borrower Representative demonstrating on a pro forma basis after giving effect to the consummation of such Acquisition that the Fixed Charge Coverage Ratio is not less than 1.10 to 1.00 calculated as of the last day of the most recent month preceding the date on which the Acquisition is consummated for which financial statements have been delivered;
(b) the Borrower Representative shall have delivered to Agent (i) executed counterparts of the acquisition agreement and any schedules to such agreement and (ii) if reasonably requested by Agent, environmental assessments;
(c)    the Credit Parties (including any new Subsidiary to the extent required by Section 4.13 (subject to the exceptions and time periods set forth therein) shall execute and deliver the agreements, instruments and other documents required by Section 4.13 subject to, with respect to perfection of Liens in the case of an Acquisition, customary “certain funds” provisions;
(d)    such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;
(e)    without limiting the conditions set forth in Section 2.2 if such Acquisition is being financed with the proceeds of Loans, no Default or Event of Default shall then exist or would exist after giving effect thereto;
(f)    (i) average daily Availability for the consecutive ninety (90) -day period ending on the date such Acquisition is made, (ii) projected average daily Availability for the consecutive ninety (90)-day period commencing on the date such Acquisition is made, and (iii) Availability at the time such Acquisition is made, in each case, after giving pro forma effect to such Acquisition, is not less than the greater of (x) $12,000,000 and (y) twenty percent (20%) of the Aggregate Revolving Loan Commitment at such time;
(g)    the total consideration paid or payable (including without limitation, all transaction costs, Indebtedness and Liabilities incurred, assumed or reflected on a consolidated balance sheet of the Credit Parties and their Subsidiaries after giving effect to such Acquisition and the maximum amount of all deferred payments, “Acquisition Consideration”) for all Acquisitions consummated during the term of this Agreement shall not exceed $75,000,000 in the aggregate for all such Acquisitions, other than the Gas Arc Acquisition (and excluding Acquisitions funded solely with the Net Issuance Proceeds resulting from the issuance of Stock or Stock Equivalents by Holdings, as to which the Acquisition Consideration shall not exceed $75,000,000 for all such Acquisitions); provided, that if (i) the aggregate amount of Revolving Loans outstanding after giving pro forma effect to such Permitted Acquisition is less than $10,000,000 and (ii) Agent shall have received a Covenant Certificate demonstrating that Fixed Charge Coverage Ratio (after giving pro forma effect to such Permitted Acquisition) as of the last day of the consecutive twelve-fiscal month period most recently ended prior to the date such Acquisition is consummated for which financial statements have been delivered pursuant to Section 4.1(b) is not less than 1.20 to 1.00, then the total consideration for such Acquisition shall not be limited and may exceed the limitation set forth above;
Notwithstanding the foregoing, no Accounts or Inventory acquired by a Credit Party in a Permitted Acquisition shall be included as Eligible Accounts or Eligible Inventory until a field examination (and, if required by Agent, an Inventory appraisal) with respect thereto has been completed to the satisfaction of Agent, including the establishment of Reserves required in Agent’s Permitted Discretion; provided that field examinations and appraisals in connection with Permitted Acquisitions shall not count against the limited number of field examinations or appraisals for which expense reimbursement may be sought.
“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment; provided, that in connection with establishing Reserves and new eligibility criteria as they relate to Eligible Accounts and Eligible Inventory, Permitted Discretion shall only be exercised in order to preserve the value of and the ability to realize the value of or collect Eligible Accounts and Eligible Inventory.
“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under subsections 5.5(c), (d), (f), (g), (h), (l), or (n) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, plus any premium or similar amount required to be paid, and fees and expenses, including in the form of original issue discount, incurred, in connection with any of the foregoing, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended and (f) is otherwise on terms no less favorable to the Credit Parties, taken as a whole, than those of the Indebtedness being refinanced or extended.
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.
“PPSA (Australia)” means the Australian Personal Property Securities Act 2009 (Cth).
“PPSA (Canada)” means the Personal Property Security Act (Ontario) and the Regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.
“PPSA Law (Australia)” means the PPSA (Australia) and any amendment made at any time to any other law, by-law or regulation as a consequence of the PPSA (Australia).
“Prior Indebtedness” means the Indebtedness and obligations specified in Schedule 11.1 hereto.
“Priority Payables Reserve” means a Reserve in an amount equal to the amount of obligations secured by Liens created by applicable law (in contrast with Liens voluntarily granted) which rank or are capable of ranking superior or pari passu with Agent’s Lien against all or part of the Collateral constituting Eligible Accounts or Eligible Inventory, including amounts owing for vacation pay, employee deductions and contributions, goods and services taxes, sales taxes, realty taxes, business taxes, workers’ compensation, pension plan or fund obligations and unpaid suppliers with reclamation rights (i.e. “30 day goods”) in Australia, in each case that is secured by such Liens.

“Processors Reserve” means, as of any date of determination, Reserves from time to time established at the Agent’s Permitted Discretion based on amounts owing to one or more processors of a Credit Party’s Eligible Inventory.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Purchase Agreement” means the Agreement and Plan of Merger dated as of October 5, 2010, among Razor Holdco Inc., Razor Merger Sub Inc., and Victor Technologies, as amended or modified on or prior to the Effective Date.
“Purchase Documents” means the Purchase Agreement and all other documents relating thereto or executed in connection therewith.
“Qualified Liens” means (i) Liens created under the Loan Documents, (ii) Liens created under the Senior Note Documents; provided, that such Liens are subordinated to the Liens created under the Loan Documents pursuant to the Intercreditor Agreement, (iii) any tax, PBGC or other Lien arising solely by operation of law which is inchoate and (iv) Liens on Inventory securing payments of expenses of landlord, bailee, consignee, processor, warehouseman or any other third party who stores, processes, maintains, transports or holds such Inventory.
“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.
“Real Estate” means any real estate owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.
“Related Agreements” means the Purchase Documents, and the Senior Note Documents.
“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.
“Related Transactions” means the transactions contemplated by the Related Agreements and includes, without limitation, the consummation of the Effective Date Acquisition and the issuance on the Effective Date of Senior Notes pursuant to the Indenture.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.
“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.
“Rent Reserve” means, as of any date determination, a Reserve established at the Agent’s Permitted Discretion for up to four (4) months rent owing under leases of any of the Credit Parties with respect to locations as to which Agent has not received a landlord agreement in form and substance reasonably satisfactory to the Agent or otherwise waived such requirement, or as to which rent for such location is not current.
“Required Lenders” means at any time (a) Lenders then holding at least fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitment then in effect, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding at least fifty percent (50%) of the sum of the aggregate unpaid principal amount of Loans (other than Swing Loans) then outstanding, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans, in each case, as the Aggregate Revolving Loan Commitment may be reduced for the purposes of this definition in accordance with Section 1.11(e)(iii).
“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Reserves” means, with respect to the Borrowing Base (a) reserves established by Agent from time to time against Eligible Accounts pursuant to Section 1.13 and Eligible Inventory pursuant to Section 1.14, and (b) such other reserves against Eligible Accounts, Eligible Inventory or Availability that Agent may, in its Permitted Discretion, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued interest expenses or Indebtedness shall be deemed to be an exercise of Agent’s Permitted Discretion. Agent will not impose a Reserve based on a condition known by it to exist as of the Effective Date and as to which no such Reserve has been imposed as of the Effective Date.

“Responsible Officer” means the chief executive officer or the president of a Borrower or Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of a Borrower or Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility.
“Revolving Lender” means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who hold Revolving Loans or participations in Swing Loans.)
“Revolving Note” means a promissory note of the Borrowers payable to a Revolving Lender in substantially the form of Exhibit 11.1(d) hereto, evidencing Indebtedness of the Borrowers under the Revolving Loan Commitment of such Lender.
“Revolving Termination Date” means the earlier to occur of: (a) December 3, 2016; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.
“Secured Party” means Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party including each Secured Swap Provider.
“Secured Rate Contract” means any Rate Contract between a Borrower and the counterparty thereto, which (i) has been provided or arranged by GE Capital or an Affiliate of GE Capital, or (ii) Agent has acknowledged in writing constitutes a “Secured Rate Contract” hereunder.
“Secured Swap Provider” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with a Borrower, or (ii) a Person with whom Borrower has entered into a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.
“Senior Note Documents” means the Indenture and all other documents related thereto or executed in connection therewith, in each case, as the same may be amended, restated supplemented or otherwise modified, refinanced or replaced from time to time.

“Senior Notes” means notes issued under the Indenture.

“Shipping Reserve” means, as of any date of determination, a Reserve established at the Agent’s sole discretion for shipping and related costs related to Eligible In-Transit Inventory.
“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.
“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature or become due and payable including as set out in Section 95A of the Corporations Act, and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.
“Sponsor” means Irving Place Capital and its Affiliates.
“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.
“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.
“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means Indebtedness of any Credit Party or any Subsidiary of any Credit Party that is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to Agent.
“Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting Stock, is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swingline Commitment” means $10,000,000.
“Swingline Lender” means, each in its capacity as a Lender of Swingline Loans hereunder, GE Capital or, upon the resignation of GE Capital as Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of Agent (or, if there is no such successor Agent, the Required Lenders) and the Borrowers, to act as the Swingline Lender hereunder.
“Swingline Note” means a promissory note of the Borrowers payable to the Swingline Lender, in substantially the form of Exhibit 11.1(e) hereto, evidencing the Indebtedness of the Borrowers to the Swingline Lender resulting from the Swing Loans made to the Borrowers by the Swingline Lender.
“Swingline Request” has the meaning specified in clause (ii) of subsection 1.1(c).
“Swing Loan” has the meaning specified in clause (i) of subsection 1.1(c).
“Target” means any Person or business unit or asset group of any Person acquired or proposed to be acquired in an Acquisition.
“Tax Affiliate” means, (a) each Borrower and its Subsidiaries and (b) any Affiliate of a Borrower with which such Borrower files or is required to file tax returns on a consolidated, combined, unitary or similar group basis.
“Title IV Plan” means an employee pension benefit plan as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, subject to Title IV of ERISA or Section 412 of the Code, maintained or contributed to by any ERISA Affiliate.

“Trade Secrets” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in trade secrets.
“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“United States” and “U.S.” each means the United States of America.
“U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.
“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the Stock and Stock Equivalents, at the time as of which any determination is being made, is owned, beneficially and of record, by any Credit Party, or by one or more of the other Wholly-Owned Subsidiaries, or both.
11.2    Other Interpretive Provisions.
(g)    Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC, the PPSA (Canada) or the PPSA (Australia), as applicable, shall have the meanings therein described.
(h)    The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(i)    Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”
(j)    Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.
(k)    Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements, substitutions, replacements and refinancings thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.
(l)    Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.
11.3    Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Holdings shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless the Borrowers, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V and Article VI shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.” A breach of a financial covenant contained in Article VI shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent.
11.4    Payments. Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer. Any such determination or redetermination by Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.
11.5    Restatement of Existing Credit Agreement. The parties hereto agree that, on the Effective Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto:
(n)    the Existing Credit Agreement shall be deemed to be amended and restated in its entirety in the form of this Agreement;
(o)    all Obligations (as defined in the Existing Credit Agreement, “Existing Obligations”) outstanding on the Effective Date shall, to the extent not paid on the Effective Date, in all respects be continuing and shall be deemed to be Obligations outstanding hereunder;
(p)    the guaranties and Collateral Documents, including the Liens created thereunder in favor of Agent for the benefit of Agent and Secured Parties or in favor of Agent and Secured Parties, as applicable, and securing payment of the Existing Obligations, as amended and restated on the Effective Date, shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed; and
(q)    all references in the other Loan Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement.

The parties acknowledge and agree that this Agreement and the other Loan Documents do not constitute a novation, payment and reborrowing or termination of the Existing Obligations and that all such Existing Obligations are in all respects continued and outstanding as Obligations under this Agreement and the Notes with only the terms being modified from and after the effective date of this Agreement as provided in this Agreement, the Notes and the other Loan Documents.